UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
SCHEDULE 14A
(Rule 14a-101)
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INFORMATION REQUIRED IN PROXY STATEMENT
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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_____________________________
HEALTHCARE REALTY TRUST INCORPORATED
(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
P 615.269.8175
www.healthcarerealty.com

April 7, 2026

Annual Meeting
of Stockholders

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2026 annual meeting of stockholders of Healthcare Realty Trust Incorporated (the "Company"), to be held on May 19, 2026, at 10:00 a.m. (local time) at the Company's corporate offices, located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
The following pages contain the formal notice of the annual meeting and our proxy statement, which describe the specific business to be considered and voted upon at the annual meeting. Whether or not you plan to attend the meeting, we would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in our proxy statement. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

Sincerely,
Thomas N. Bohjalian
Chair of the Board of Directors

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
P 615.269.8175
www.healthcarerealty.com
April 7, 2026

Notice of Annual Meeting
of Stockholders

TO OUR STOCKHOLDERS:
The annual meeting of stockholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 19, 2026, at 10:00 a.m. (local time) at the Company's corporate offices, located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, for the following purposes:
(1)To elect six nominees as directors to serve one-year terms expiring at the 2027 annual meeting of stockholders or until their successors are duly elected and qualified;
(2)To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2026 fiscal year;
(3)To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K; and
(4)To transact any other business that properly comes before the meeting or any post-ponement or adjournment thereof.
The Board recommends that the stockholders vote FOR the election of the nominees to the Board of Directors and FOR each of proposals 2 and 3 listed above. Holders of record of the Company’s common stock at the close of business on March 26, 2026 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.
By order of the Board of Directors,
Andrew E. Loope
Executive Vice President, General Counsel, and Secretary

Table of Contents

PROPOSAL 1 Election of Directors	3
Director Nominees	5
Corporate Governance	8
Leadership Structure	8
Lead Independent Director; Non-Management Executive Sessions; Communicating with the Board	8
Stockholder Engagement	9
Committee Membership	9
Committee Duties	9
Management Succession Planning	10
Code of Ethics	11
Majority Vote Standard	11
Meeting Attendance	11
Director Education	11
Risk Oversight	11
MUTA Opt Out	12
Proxy Access	12
Insider Trading Policy	12
Independence of Directors	13
Director Nominee Evaluation Process	14
Stockholder Recommendation or Nomination of Director Candidates	14
Environmental, Social, and Governance Oversight and Practices	15
Director Compensation	16
Stock Awards	16
Director Compensation Table	17
Security Ownership of Certain Beneficial Owners and Management	18
Delinquent Section 16(a) Reports	19

PROPOSAL 2 Ratification of Auditors	20
Audit Committee Report	22
Compensation Discussion and Analysis	24
2025 Compensation Highlights	24
Comprehensive Compensation Policy	27
Compensation Methodology	29
Components of Compensation	31
2026 Incentive Structure	36
Internal Revenue Code Section 162(m)	39
Retirement Benefits	39
Compensation Committee Report	40
Executive Compensation	41
Summary Compensation Table	41
Grants of Plan-Based Awards	43
Outstanding Equity Awards at Fiscal Year-End	44
Stock Vested in 2025	45
CEO Pay Ratio	45
Pay Versus Performance	46
Post-Employment Compensation	50

PROPOSAL 3 Non-Binding Advisory Vote on Executive Compensation	53
Certain Relationships and Related Party Transactions	54
Compensation Committee Interlocks	55
Use of Non-GAAP Financial Measures	55
Reconciliations	57
General Information	60
Electronic Access to Proxy Statement and Annual Report	60
Proposals for 2027 Annual Meeting of Stockholders	60
Counting of Votes	61
Miscellaneous	61

Proxy Statement

PROPOSALS		RECOMMENDATION

01	Election of Directors	FOR Each Nominee See pages 3-7

02	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR See pages 20-21

03	Non-Binding Advisory Vote on Executive Compensation	FOR See pages 24-53

ANNUAL MEETING

OTHER IMPORTANT DATES

RECORD
Thursday, March 26, 2026

DISTRIBUTION
Tuesday, April 7, 2026

This Proxy Statement contains information related to the annual meeting of stockholders of Healthcare Realty Trust Incorporated (the "Company") to be held at the Company's corporate offices, located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, on Tuesday, May 19, 2026, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement and the Annual Report to Stockholders for the Year Ended December 31, 2025 (the "Annual Report to Stockholders") are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to be distributed on or about April 7, 2026.
Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company is making this Proxy Statement and the Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who receive the Notice of Internet Availability by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice of Internet Availability contains instructions as to how stockholders may access and review the materials on the Internet, including information about how stockholders may submit proxies by telephone or over the Internet.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or Internet, or, if you requested a printed copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our stockholders to submit proxies in advance of the Annual Meeting. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.
The close of business on March 26, 2026 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting. Our charter provides that the presence at the meeting, in person or by proxy, of the holders of 50% of the shares of the Company's Class A common stock, $0.01 par value per share (the "Common Stock"), outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 2), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1 and 3). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee because you did not execute or return the proxy with instructions are called "broker non-votes." These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum. Additionally, the inspectors of election for the Annual Meeting will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
As of the close of business on the record date, the Company had 1,000,000,000 authorized shares of Common Stock, of which 346,534,039 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

Proposal 1
Election of Directors

The Board of Directors is organized in a single class, and the stockholders vote on the entire Board of Directors each year. There are currently seven members of the Board of Directors, and six of the current directors have been nominated for election at the Annual Meeting.
The Company's Fifth Articles of Amendment and Restatement, as amended and supplemented, do not provide for cumulative voting and, accordingly, each stockholder may cast one vote per share of Common Stock for each nominee. Pursuant to the Company's Fourth Amended and Restated Bylaws ("bylaws"), to elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.
Unless a proxy specifies otherwise or results in a broker non-vote, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee.
Qualifications of Nominees to be Directors
As described in the table below, the six nominees to serve on the Board of Directors are individuals from diverse backgrounds and experiences. The Board believes that each nominee possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Board believes that the nominees set forth below work together well and contribute individual strengths and skills to effectively carry out the Board’s duties.

Core Skills of Director Nominees

	Bohjalian	Scott	Moore	Henry	Rufrano	Wood
REIT/Real Estate	X	X	X	X	X	X
Finance and Accounting	X	X	X	X	X	X
Healthcare Industry	X	X		X	X	X
Corporate Finance	X	X	X	X	X	X
Risk Management	X	X	X	X	X	X
Executive Leadership	X	X	X	X	X	X
Capital Markets	X	X	X	X	X	X
Corporate Governance		X	X	X	X	X
Compensation	X	X	X	X	X	X
Investment Expertise	X	X	X	X	X	X

Director Nominees

Thomas N. Bohjalian	Age: 60	Director since 2024
Chair of the Board Retired Head of U.S. Real Estate, Cohen & Steers
From May 2002 to June 2021, Mr. Bohjalian served as Executive Vice President, Senior Portfolio Manager for Cohen & Steers where he was the Senior PM and Head of U.S. Real Estate and Trading Departments with responsibility for over $40 billion of the firm's $90 billion in assets. From June 2025 to the present, Mr. Bohjalian has served on the Board of Directors of SmartRent, Inc. From December 2021 to June 2024, Mr. Bohjalian served on the Board of Directors of Apartment Income REIT. Mr. Bohjalian has served as Senior Real Estate Advisor to BeyondView since 2022, a PropTech start-up that creates digital twins of commercial real estate.
Mr. Bohjalian's experience with Cohen & Steers, one of the largest real estate investment trust ("REIT") investors in the United States, provides the Board with valuable insight into capital markets and investment strategies with respect to the Company.

Committee Roles: Compensation and Human Capital Highlighted Skills: Executive Leadership; Investment Management; Corporate Finance

Peter A. Scott	Age: 46	Director since 2025
President and Chief Executive Officer Healthcare Realty Trust Incorporated
Mr. Scott was appointed President and CEO of Healthcare Realty in April 2025. Previously, he served for nine years as Chief Financial Officer of Healthpeak Properties, an S&P 500 company, where he was instrumental in completing its $5 billion strategic merger with Physicians Realty Trust. Prior to his time with Healthpeak, Mr. Scott served for three years as Managing Director in the Real Estate Investment Banking Group at Barclays, where he advised Healthpeak on its $4 billion spin-off of Quality Care Properties. His career has also included positions of increasing responsibility with financial services firms Credit Suisse, Barclays, and Lehman Brothers.

Committee Role: None Highlighted Skills: Real Estate; Executive Leadership; Investment Management; Corporate Finance

David Henry	Age: 77	Director since 2024
Retired Chief Executive Officer, Kimco Realty
Mr. Henry served as Chief Executive Officer of Kimco Realty Cor-poration from November 2009 and Vice Chairman from May 2001, until his retirement from both positions in January 2016. Prior to that, Mr. Henry was President of Kimco from November 2008 to August 2014. Mr. Henry has served on the board of Starwood Real Estate Income Trust since 2018 and served on the board of Tanger Inc. from 2016 to 2025.
Mr. Henry is a co-founder and director of Peaceable Street Capital, a private specialty finance company. He has served in many other capacities in the real estate industry, including as Senior Vice Pres-ident and Chief Investment Officer of GE Capital Real Estate and Chairman of GE Capital Investment Advisors from 1978 to 2001 and has served on the boards of Healthpeak Properties, Inc., VEREIT, Inc., and Columbia Property Trust, Inc. Mr. Henry's extensive experience in the REIT industry provides the Board of Directors with valuable insight into real estate and capital markets matters.

Committee Role: Chair of Compensation and Human Capital; Audit Committee Highlighted Skills: Real Estate; Executive Leadership; Corporate Governance; Financial Expert

Constance B. Moore	Age: 70	Director since 2022
Retired President and Chief Executive Officer, BRE Properties
Ms. Moore served as Interim President and Chief Executive Officer in November 2024 through April 2025. She has served as a director of Civeo Corporation and TriPointe Homes since 2014. From 2017 to 2021, she served as a director of Columbia Property Trust, including one year as chair of its board of directors. In 2009, she served as chair of Nareit. She served as President and CEO of BRE Properties, Inc., a publicly-traded REIT, from 2005 until the completion of its merger with Essex Property Trust in 2014. Ms. Moore's business and financial acumen, leadership, integrity, judgment, and extensive experience with public companies in the real estate industry provides substantial benefit to the Board.

Committee Role: Chair of Nominating and Corporate Governance; Compensation and Human Capital Highlighted Skills: Executive Leadership; Real Estate; Corporate Finance

Glenn J. Rufrano	Age: 76	Director since 2024
Executive Chairman, PREIT
Glenn Rufrano assumed the role of Executive Chairman of PREIT, an owner and developer of retail regional malls, on April 1, 2024. During 2022 and 2023, he was the Chairman of ICSC, a membership org-anization representing the retail community. He assumed the role of Chief Executive Officer of VEREIT, Inc. on April 1, 2015 and served until its merger with Realty Income in 2021. Mr. Rufrano is currently the lead director for GSREIT and GSREFT, both of which are Goldman Sachs sponsored core property NTRs, and a director of Faropoint Properties, an industrial asset manager. He has served on the boards of Ventas, Inc., Columbia Property Trust, Inc., Trizec Properties, Inc., Criimi Mae Inc. and General Growth Properties. Mr. Rufrano's extensive leadership experience brings valuable insight to the Board's long-term planning and vision.

Committee Role: Chair of Audit Committee; Nominating and Corporate Governance Highlighted Skills: Executive Leadership; Real Estate; Corporate Finance; Financial Expert

Donald C. Wood	Age: 65	Director since 2024
President and Chief Executive Officer, Federal Realty Trust
Mr. Wood currently serves as Chief Executive Officer of Federal Realty Investment Trust, a role he has held since 2003. Before assuming that role, he served as Federal Realty's President and held the titles of Chief Operating Officer and Chief Financial Officer at various points. Mr. Wood is a CPA licensed in New Jersey. Mr. Wood previously served as a director of public companies Quality Care Properties and Post Properties. In addition to his public company board service. Mr. Wood served as Chairman of the Board of Trustees of Nareit in 2012. Mr. Wood’s 25 years of experience with Federal Realty, including his responsibilities as chief executive officer and as a REIT CFO, adds to the Board's understanding of the REIT industry and provides valuable experience in executive leadership and corporate governance.

Committee Role: Nominating and Corporate Governance Highlighted Skills: Executive Leadership; Real Estate; Corporate Finance
Except as indicated, each of the nominees has had the principal occupation indicated for more than five years.
Each nominee has consented to be a candidate and to serve if elected.
The Board of Directors recommends that the stockholders vote FOR the election of all of the proposed nominees to the Board of Directors.

Retirement of Current Director
Mr. Leupp currently serves on the Board of Directors and will retire at the expiration of his current term at the conclusion of the Annual Meeting. The Board of Directors would like to thank Mr. Leupp for his valuable insight, conscientious engagement, and diligent service as a director over the last six years.

Jay P. Leupp	Age: 61	Director since 2020
Managing Partner and Senior Portfolio Manager, Terra Firma Asset Management
Mr. Leupp is the Managing Partner and Senior Portfolio Manager for Terra Firma Asset Management, LLC ("TFAM"). Prior to TFAM, Mr. Leupp was Managing Director, Senior Portfolio Manager for Lazard Asset Management, LLC in San Francisco, where he worked from 2011 to June 2020. He currently serves on the Boards of Directors of G.W. Williams Company, Apartment Investment and Management Company, and Marathon Digital Holdings. Mr. Leupp brings to the Board exten-sive real estate, financial, and capital markets expertise and has held several board of director and leadership positions. Mr. Leupp has the requisite financial background and experience to be an audit commit-tee financial expert.

Committee Role: Audit Highlighted Skills: Real Estate; Corporate Finance; Financial Expert

Corporate Governance

Leadership Structure
The Company's Chairman of the Board and Chief Executive Officer positions are held by separate persons. Thomas N. Bohjalian is the independent Chair of the Board and Peter A. Scott serves as the President and Chief Executive Officer. The Board of Directors believes that separation of these roles is appropriate and effectively allows the Chair to focus on Board-level administration, corporate governance and oversight of the management team while allowing the CEO to focus on operating and managing the Company.
Independent Directors; Non-Management Executive Sessions;
Communicating With the Board
Periodically, the independent directors meet in executive session. As the independent Chair of the Board,
Mr. Bohjalian presides over the executive sessions. During 2025, the independent directors held seven executive sessions. Any interested party may communicate with the independent directors as a group by contacting

Mr. Bohjalian in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Any interested party may communicate directly with the full Board of Directors or any indi-vidual director by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all correspondence intended for the entire Board and will forward to the Board copies of all correspondence that, in the opinion of the Secre-tary, deals with the functions of the Board or committees thereof or that otherwise requires their attention.
Stockholder Engagement
The Board and management value the input of the Company's stockholders and prioritize engaging with its stockholders to directly receive their feedback. The Board and management consider and evaluate the feedback and insights from stockholder engagement, in addition to emerging best practices, policies at other companies and market standards, to enhance the evolution of the Company's disclosures and corporate governance policies and practices.
Committee Membership
The Board of Directors has standing committees comprised of a Nominating and Corporate Governance Commit-tee, Audit Committee, and Compensation and Human Capital Committee. The Board of Directors has adopted written charters for each committee. The charters for the Nominating and Corporate Governance, Audit, and Compensation and Human Capital committees are posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab, and are available in print free of charge to any stockholder who requests a copy. All committee members are non-employee, independent directors.
The following sets forth the current members of the standing committees:

Audit(1)	Compensation and Human Capital	Nominating and Corporate Governance
Glenn J. Rufrano, Chair	David B. Henry, Chair	Constance B. Moore, Chair
David B. Henry	Thomas N. Bohjalian	Glenn J. Rufrano
Jay P. Leupp	Constance B. Moore	Donald C. Wood
(1)    The Board has determined that Messrs. Rufrano, Henry, and Leupp meet the criteria to be audit committee financial experts.

Committee Duties
NOMINATING AND CORPORATE GOVERNANCE      5 meetings in 2025
•Reviews and implements the Nominating
and Corporate Governance Committee charter
and reports to the Board.
•Develops and implements policies and
practices relating to corporate governance.
•Monitors implementation of the Company’s Corporate Governance Principles.
•Develops criteria for selection of members
of the Board.
•Seeks individuals qualified to become Board members for recommendation to the Board.
•Evaluates the independence and performance
of the Board and Board committees.
•Provides oversight of the Company's sustainability programs, including environmental, social and governance ("ESG") initiatives.
AUDIT     5 meetings in 2025
•Reviews and implements the Audit Committee charter and reports to the Board.
•Selects the Company’s independent registered public accounting firm, whose duty it is to audit the consolidated financial statements and internal
control over financial reporting of the Company for the fiscal year in which it is appointed, and has the sole authority and responsibility to negotiate and pre-approve all audit and audit-related fees and terms, as well as all permitted non-audit services by the Company’s independent registered public accounting firm.
•Meets with the Company's independent auditors periodically, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit.
•Meets with key members of management in separate executive sessions to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's financial statements and any other matters that the Committee or any of these persons believe should be discussed privately.
•Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, internal audit and compliance, and the independent auditors.
•Reviews the Company's financial statements, Forms 10-Q and 10-K, the earnings press releases and supplemental information and discusses them with the Chief Financial Officer, Chief Accounting Officer, and the independent auditors.
•Reviews and discusses with management the Company's major financial risk exposures and steps taken by management to monitor and
mitigate such exposure.
•Reviews and discusses new accounting pronouncements with the Chief Financial Officer, Chief Accounting Officer and the independent auditors to assess applicability to and the effect on the Company.
•Performs an annual evaluation of the independent auditors' qualifications, assessing the firm's quality of service; the firm's sufficiency of resources; the quality of the communication and interaction with the firm; and the firm's independence, objectivity, and professional skepticism. The Audit Committee also considers whether to appoint a different independent auditor.
•Discusses items of interest or concern to the Audit Committee with management, internal audit and compliance, and/or the independent auditors.
•Assists the Board in its risk management function regarding cybersecurity oversight by regularly discussing with management any cybersecurity incidents and cybersecurity measures taken by the Company.
COMPENSATION AND HUMAN CAPITAL     8 meetings in 2025
•Reviews and implements the Compensation and Human Capital Committee charter and reports to the Board.
•Reviews corporate performance relevant to the compensation of the Company’s executive officers and key employees.
•Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “Executive Compensation” in this Proxy Statement (collectively, the “Named Executive Officers” or "NEOs") and fees paid to directors.
•Administers the Company’s cash and equity incentive plans. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.
•Reviews the development and succession plans
of the Named Executive Officers.
•Provides oversight on behalf of the full Board of the Company's human capital development and talent management.
Management Succession Planning
The Board believes that talent management and development is critical to achieving the Company's long-term strategic initiatives. The Board, led by the Compensation and Human Capital Committee, reviews CEO and other management succession, from both a Company and individual perspective at least annually. The process relates to all senior officers of the Company and involves both short-term and long-term succession planning for key management roles and takes into account talent development within the Company. The Board and committees of the Board have regular and direct exposure to senior leadership in meetings throughout the year.

Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions. The Code of Ethics is posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. Interested parties may address a written request for a printed copy of the Code of Ethics to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Atten-tion: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions by posting such information on its website.
Majority Vote Standard
The Company's bylaws provide for a majority vote standard for the election of directors. To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualifies.
Meeting Attendance
The Board of Directors held a total of 14 meetings in 2025. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company does not have a formal policy regarding director attendance at annual meetings of stockholders. Ten members of the Board at the time attended the 2025 Annual Meeting of Stockholders.
Director Education
The Nominating and Corporate Governance Committee has adopted a set of director education guidelines and encourages all directors to pursue ongoing education and development studies on topics that they deem rele-vant given their individual backgrounds and committee assignments on the Board of Directors. Each director is expected to attend at least one director education program every three years. The Company pays for each director’s expenses incurred to attend director education programs.
Risk Oversight
The Board of Directors is responsible for overseeing the Company's overall risk management practices to ensure its business strategy appropriately monitors and manages risks inherent in its efforts to create long-term value for the Company's stockholders. Assessing, identifying and managing material risks from cybersecurity threats are integrated into the Company's overall risk management process. The Board of Directors oversees the Com-pany’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, such as capital raises, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on at least a semi-annual basis the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight respon-sibilities by monitoring, reviewing and discussing the Company’s financial risk exposures, including risks from cybersecurity threats. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Compen-sation and Human Capital Committee assesses risks related to the Company's executive compensation programs, as discussed further on page 30 of this Proxy Statement. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the com-bined efforts of management and the Board on developing strategies that contain risk and enhance long-term stockholder value.
MUTA Opt-Out
In 2017, the Board of Directors adopted a resolution prohibiting the Company from electing to be subject to Section 3-803 of Subtitle 8 of Title 3 of Maryland General Corporation Law (the “MGCL”) which is commonly referred to as MUTA. Section 3-803 of the MGCL, together with other provisions of Subtitle 8 of Title 3 of the MGCL, permits the board of directors of a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and at least three independent directors to elect to classify the board of directors without stockholder approval. By adopting this resolution, the Com-pany is prohibited from classifying the Board of Directors without first obtaining stockholder approval.
The Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland reflecting the adoption of this resolution.
Proxy Access
In 2018, the Company amended its bylaws to provide stockholders with proxy access for director nominations subject to certain conditions. In summary, the proxy access provisions of the bylaws permit qualifying stock-holders, or a qualifying group of no more than 20 stockholders, who have continuously owned at least 3% of the Company’s outstanding shares of common stock throughout at least a three-year period, to nominate and to require the Company to include in its proxy materials director nominees constituting up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s bylaws and subject to the terms and conditions therein.
Insider Trading Policy
The Board of Directors has adopted an Insider Trading Policy that is designed to promote compliance with federal and state securities laws and to protect the Company and its directors and employees from serious liabilities and penalties that can result from the violation of these laws. A copy of the Insider Trading Policy was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 13, 2026.
Among other things, the policy:
•Prohibits trading in the stock or other securities
of any company when a covered person is aware
of material nonpublic information about that com-pany, and applies to both Company securities and the securities of other companies;
•Imposes a quarterly “blackout” on trading in Company securities during the period that begins one week before the end of each fiscal quarter (March 31, June 30, September 30, and December 31) and ends after one full trading day following the release of quarterly or year-end earnings;
•Requires pre-clearance approval from the Com-pany’s legal department before directors, officers, and certain other designated employees may effect any purchase, sale, gift, or other trade of Company securities; and
•Prohibits short sales, options trading, hedging, and pledging of Company securities.

Independence of Directors
The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”) addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. A copy may also be obtained upon request from the Company’s Secretary.
Pursuant to the Principles, the Board undertook its annual review of director independence under the leadership of the Nominating and Corporate Governance Committee in February 2026. During this review, the Nominating and Corporate Governance Committee and the Board considered transactions and relationships between each director and nominee or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Nominating and Corporate Governance Committee and the Board also examined transactions and relationships between directors and nominees or their affiliates and members of senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director or nominee is independent.
To aid in making its annual review of director and nominee independence, the Board has adopted categorical standards for determining independence consistent with New York Stock Exchange ("NYSE") requirements.
A director or nominee is independent unless:
•The director or nominee is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;
•The director or nominee, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct com-pensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service
(provided such compensation is not contingent
in any way on continued service);
•(A) The director or nominee, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director or nominee is a current employee of such firm; (C) the director or nominee has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or nominee, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;
•The director or nominee, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;
•The director or nominee is a current employee,
or has an immediate family member that is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such company’s consolidated gross revenues within the past three years; or
•The director or nominee has any other material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.
In addition to the above criteria, with respect to members of the Compensation and Human Capital Committee, the Board considers all factors relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation and Human Capital Committee member. Specifically, the Board considers the source of compensation of such director, and whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about executive compensation. The Board also considers whether the director is affiliated with the Company, any subsidiary of the Company or any affiliate of a subsidiary of the Company.
As a result of this review, the Board affirmatively determined that, except for Mr. Scott, all of the directors and nominees are independent of the Company and its management under the standards adopted pursuant to the Principles. In accordance with the listing standards of the NYSE, the Board determined that Ms. Moore was independent of the Company upon the completion of her service as Interim CEO in April 2025.
Director Nominee Evaluation Process
The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board and makes recommen-dations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Nominating and Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Commit-tee reviews the information provided to it with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospec-tive nominee can satisfy the evaluation factors described below. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against the following standards and qualifications:
•Personal integrity and reputation for
high ethical standards;
•The ability to devote sufficient time
to the duties of a director;
•Experience relevant to the Company's business, including real estate, healthcare, finance, accounting, investment banking, capital markets, or senior management;
•Depth and breadth of leadership experience,
and a proven record of accomplishment;
•The ability to think independently
and work collaboratively;
•The ability to satisfy the NYSE requirements
of the Audit Committee and the Compensation
and Human Capital Committee; and
•The ability to meet and comply with the requirements of the Code of Business Conduct and Ethics.
The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appro-priate, including the current composition and diversity of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with the evaluation process, the Committee deter-mines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Nominating and Corporate Governance Committee.
Stockholder Recommendation or Nomination of Director Candidates
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by our stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Recommendations should be delivered to Healthcare Realty Trust Incorporated, Board of Directors, 3310 West End Avenue, Suite 700, Nashville, Tennessee

37203, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a represen-tation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this Proxy Statement.
Stockholders who wish to nominate an individual for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our current bylaws and within the time periods set forth herein under the section titled “General Information; Proposals for 2027 Annual Meeting of Stockholders” on page 60.
The Company’s stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of the Company’s bylaws, pursuant to which stockholders may nominate up to the greater of two director nominees or 20% of the number of directors up for election for inclusion in the Company’s proxy materials.
Environmental, Social, and Governance Oversight and Practices
The Board of Directors is committed to overseeing Healthcare Realty’s ESG initiatives, receiving quarterly updates from management regarding the Company’s strategy, goals, opportunities, risks, reporting, and performance.
In 2025, the Company:
•Published its seventh Corporate Responsibility Report (CRR), highlighting the Company’s meaningful progress on its ESG initiatives and Key Performance Indicators ("KPIs") with expanded disclosures in alignment with leading industry frameworks including Sustainable Accounting Standards Board (SASB) and the Task Force on Climate-Based Financial Disclosures (TCFD);
•Received GRESB score of 76 on its 2025 assessment, ranking second out of a peer group of eight real estate companies and maintaining the fifth straight year of GRESB Green-Star designation;
•Received GRESB's Public Disclosure rating of "A," ranking second out of a peer group of 10 real estate companies for transparency in public reporting on sustainability practices;
•Achieved 69 green building certifications totaling 5.7M square feet, representing 11.8% of the portfolio, meeting our stated goal;
•Maintained Institutional Shareholder Services ("ISS") Prime status, highlighting our commitment to implementing and reporting sustainability initiatives; and
•Achieved 100% participation in workplace safety training for engineers.
Additional information about the Company's ESG initiatives, key performance indicators ("KPIs"), performance, and practices can be found in its 2025 Corporate Responsibility Report and Sustainability Principles and Policies published on its website www.healthcarerealty.com/sustainability.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their services as directors. Each non-employee director was entitled to receive the following compensation from the Company in the
May 2025 to May 2026 Board service term:
•An annual cash retainer of $80,000;
•An additional annual cash retainer for the independent chairman of $150,000;
•Annual cash retainers for committee chairs and committee members as follows:
◦Audit Committee
▪$30,000 for chair
▪$10,000 for member
◦Compensation and Human Capital Committee
▪$22,500 for chair
▪$7,500 for member
◦Nominating and Corporate Governance Committee
▪$22,500 for chair
▪$7,500 for member
•An annual grant of restricted shares of Common Stock with a market value of
$135,000 on the grant date, which is the date of the annual meeting of stockholders.
•Meeting fees of $1,500 per meeting, after 10 meetings in each calendar year 2025 and 2026.

Stock Awards
Each continuing or newly elected non-employee director is eligible to receive a grant of restricted shares of Common Stock or operating partnership units at their election at the conclusion of each annual meeting, either of which are generally restricted for one year from the date of grant. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.

Director Compensation Table
The following table sets forth the 2025 compensation for directors:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Thomas N. Bohjalian	$236,000	$135,000	$—	$371,000
David B. Henry	$106,000	$135,000	$—	$241,000
Jay P. Leupp	$99,750	$135,000	$—	$234,750
Constance Moore (3)	$61,000	$135,000	$—	$196,000
Glenn Rufrano	$104,750	$135,000	$—	$239,750
Peter A. Scott	$—	$—	$—	$—
Donald C. Wood	$93,500	$135,000	$—	$228,500
Retirements in 2025
Nancy H. Agee (4)	$101,250	$135,000	$—	$236,250
Ajay Gupta (4)	$165,000	$135,000	$—	$300,000
James J. Kilroy (4)	$165,000	$135,000	$—	$300,000
Peter F. Lyle, Sr. (4)	$11,250	$247,754	$—	$259,004
Christann M. Vasquez (4)	$165,000	$135,000	$—	$300,000
(1)    Includes fees associated with chairing a Committee, serving on a committee, and, in the case of Mr. Bohjalian, serving as independent chair of the Board.
(2)    See Note 12 to the Consolidated Financial Statements contained in the Company's 2025 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards.
(3) The compensation reflected for Ms. Moore was paid for her service on the Board after her service as Interim President and Chief Executive Officer ended on April 14, 2025. See the Summary Compensation Table on page 41 for compensation Ms. Moore received for serving as an officer.
(4)     Ms. Agee, Mr. Gupta, Mr. Kilroy, Mr. Lyle, Sr., and Ms. Vasquez retired from the Board on June 18, 2025.

Security Ownership of Certain
Beneficial Owners and Management
The following table sets forth, as of March 26, 2026, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Exchange Act, except to the extent indicated otherwise in the footnotes. Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of March 26, 2026, there were 346,534,039 shares of the Company’s Common Stock outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
Peter A. Scott	592,451(1)	*
Daniel Gabbay	191,158(1)	*
Ryan E. Crowley	198,504(1)	*
Robert E. Hull	297,338(1)	*
Andrew E. Loope	184,486(1)	*
Thomas N. Bohjalian	85,520(1)	*
David B. Henry	9,018(1)	*
Jay P. Leupp	42,848(1)	*
Constance B. Moore	84,538(1)	*
Glenn Rufrano	19,018(1)	*
Donald C. Wood	14,918(1)	*
Austen B. Helfrich	98,477(1)(2)	*
Julie F. Wilson	128,419(1)(3)	*
All current executive officers, directors, and nominees to be director as a group (13 persons)	1,946,693	0.56%

Greater than 5% Stockholders
Cohen & Steers, Inc.	56,249,507(4)	16.05%
The Vanguard Group	53,523,080(5)	14.05%
BlackRock, Inc.	43,899,449(6)	11.50%
State Street Corporation	17,451,345(7)	5.61%

*    Less than 1%

(1)    Includes shares of restricted stock.
(2)    Information is based on a Form 4 filed by the reporting person with the SEC on January 5, 2026.
(3) Information is based on a Form 4 filed by the reporting person with the SEC on August 11, 2025.

(4)    Information is based on a Schedule 13G/A filed on November 14, 2025 by Cohen & Steers, Inc., an investment adviser located at 1166 Avenue of the Americas, 30th Floor, New York, New York 10036. Cohen & Steers, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 42,824,616 shares and to dispose of 56,429,507 shares of the Common Stock.
(5)    Information is based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group, an investment adviser located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses no sole power to vote, shared power to vote 446,168 shares, sole power to dispose of 52,672,945 shares and shared power to dispose of 850,135 shares of the Common Stock. On March 27, 2026, The Vanguard Group filed a Schedule 13G/A reporting that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately, on a disaggregated basis.
(6)    Information is based on a Schedule 13G/A filed on January 24, 2024 by BlackRock, Inc., a holding company located at 50 Hudson Yards, New York, New York 10001. BlackRock, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 42,119,330 shares and to dispose of 43,899,449 shares of the Common Stock.
(7)    Information is based on a Schedule 13G/A filed on a February 9, 2026 by State Street Corporation, a holding company located at 1 Congress Street, Suite 1, Boston, Massachusetts 02114. State Street Corporation reported that it possesses no sole power to vote or dispose and shared power to vote 14,166,712 shares and shared power to dispose of 17,451,345 shares of the Common Stock.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% stockholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2025.
During 2025, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year were timely filed.

Proposal 2
Ratification of Appointment of Independent Registered Public Accounting Firm
As disclosed in a Form 8-K filed by the Company with the SEC on February 23, 2026, on February 19, 2026, the Audit Committee elected to replace BDO USA, P.C. ("BDO") with Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm, effective as of February 19, 2026.
BDO’s reports on the Company’s financial statements as of and for the years ended December 31, 2024 and 2025, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2024 and 2025 and in the subsequent interim period through February 19, 2026, there were no "disagreements" as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements.
During the fiscal years ended December 31, 2024 and 2025 and in the subsequent interim period through February 19, 2026, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation
S-K.
In accordance with Item 304(a)(3) of Regulation S-K, the Company furnished BDO with a copy of the disclosures that would be included in the Form 8-K and BDO furnished the requested letter, stating its agreement with such disclosures, and a copy of the letter was filed with the Form 8-K.
During the fiscal years ended December 31, 2024 and 2025 and in the subsequent interim period through February 19, 2026, neither the Company nor anyone on its behalf consulted with Deloitte with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).
Representatives of Deloitte and BDO are expected to be present at the Annual Meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year 2026. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Audit and Non-Audit Fees
The following table details fees and expenses for professional services rendered by BDO to the Company for the last two fiscal years.

	2025	2024
Audit fees (1)	$1,785,389	$1,830,816
Audit-related fees(2)	$19,500	$27,203
Tax fees(3)	$—	$69,836
All other fees	$—	$—
Total	$1,804,889	$1,927,855
(1)    Includes fees for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and internal control over financial reporting of $1,686,389 and $1,830,816, respectively, for 2025 and 2024, and fees in connection with the Company's equity offerings of $99,000 for 2025.
(2)    Audit-related fees includes attestation procedures related to ESG metrics in the Company's credit facility.
(3)    Services related to tax compliance.

The charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee. All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.
The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Audit Committee Report
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the NYSE. Audit Committee members may serve on the audit committees of no more than three public companies.
Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Glenn J. Rufrano, the chair of the Audit Committee, David B. Henry, and Jay P. Leupp meet the criteria to be “audit committee financial experts.”
The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. For 2025, the Company’s independent registered public accounting firm was BDO, who was responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.
The roles and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.
As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. BDO was responsible for performing an integrated audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) (the "PCAOB") and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. The Company's internal audit function ("Internal Audit") is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine.
To fulfill its responsibilities, the Audit Committee met and held discussions with management, Internal Audit, and BDO concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2025 and the Company’s internal control over financial reporting as of December 31, 2025. Management, Internal Audit, and BDO made presentations to the Audit Committee throughout the year on specific topics of interest, including, among other items, the Company's (i) risk assessment process; (ii) information technology systems and controls; (iii) income tax risk and compliance; (iv) 2025 integrated audit plan; (v) updates on completion of the audit plan; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act; (ix) ethics and compliance program; (x) strategy and management of the implementation of new systems; (xi) non-GAAP measures and key perfor-mance indicators; and (xii) cybersecurity. The Audit Committee also discussed all communications required by the standards of the Public Company Accounting Oversight Board, the NYSE and the SEC with BDO.
The Audit Committee met with BDO quarterly, together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit. The Audit Committee also met with key members of management in separate executive sessions, including the Company's Chief Executive Officer, Chief

Financial Officer, General Counsel, Chief Accounting Officer, heads of investments, operations, technology services, taxation, and internal audit to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's Consolidated Financial Statements, and other matters.
The Audit Committee, along with the Company's management and Internal Audit, reviewed BDO's performance as a part of the Audit Committee's consideration whether to reappoint the firm as the Company's independent auditors. As part of this review, the Audit Committee considered (i) the continued independence of the audit firm; (ii) evaluations of the audit firm by management and Internal Audit; (iii) the audit firm's effectiveness of communications and working relationships with the Audit Committee, management and Internal Audit; (iv) the length of time the audit firm has served as the Company's independent auditors; and (v) the quality and depth of the audit firm and the audit team's expertise and experience in the industry.
As a part of the appointment process, the Audit Committee approves the selection of the independent auditor's lead engagement partner and independent review partner at the respective mandatory five-year rotation periods. The Audit Committee also considered the advisability and potential impact of selecting a different independent registered public accounting firm.
In addition, the Audit Committee has received from BDO the written disclosures and the letter required by the applicable requirements of the PCAOB regarding auditor communications with the Audit Committee concerning independence, and has discussed independence with BDO.
The Audit Committee discussed with management and Internal Audit the Company’s financial risk exposures, internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.
Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Members of the Audit Committee
Glenn J. Rufrano (Chair)
David B. Henry
Jay P. Leupp

Compensation Discussion
and Analysis

NAMED EXECUTIVE OFFICERS

Peter A. Scott	Daniel Gabbay	Robert E. Hull	Ryan E. Crowley	Andrew E. Loope
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer beginning January 12, 2026	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Investment Officer	Executive Vice President, General Counsel, and Secretary
Constance B. Moore, a member of the Board who served as Interim CEO from November 2024 to April 2025, Austen B. Helfrich, our former Executive Vice President and Chief Financial Officer, who departed the from the Company in January 2026, and Julie A. Wilson, our former Executive Vice President and Chief Administrative Officer, who departed from the Company in December 2025, are also NEOs for 2025 under SEC rules.

2025 Compensation Highlights
Appointment of New CEO in 2025
Peter A. Scott was appointed as the Company's new President and Chief Executive Officer effective April 15, 2025. The Company entered into an employment agreement with Mr. Scott providing for, among other things, a base salary of $750,000 per year, an annual cash incentive opportunity at target of 180% of his annual base salary, and an equity incentive award with a target value of $3.9 million. In addition, Mr. Scott received a one-time restricted stock award valued at $5.75 million to offset compensation forfeited at his former employer as an inducement to accepting the CEO position at the Company.
Other Executive Officer Changes
In addition to the appointment of Mr. Scott as the Company's CEO in 2025, Julie A. Wilson, the Company's former Executive Vice President and Chief Administrative Officer, departed the Company effective December 31, 2025; Austen B. Helfrich, the Company's former Executive Vice President and Chief Financial Officer, departed the Company effective January 11, 2026; and Daniel Gabbay was appointed as the Company's Executive Vice President and Chief Financial Officer effective January 12, 2026. For purposes of this Compensation Discussion and Analysis and Executive Compensation for 2025, the Company's NEOs are Mr. Scott, Ms. Moore, Mr. Crowley, Mr. Helfrich, Mr. Hull, Mr. Loope, and Ms. Wilson. Where 2026 compensation is discussed, references are to the Company's current executive officers: Mr. Scott, Mr. Crowley, Mr. Gabbay, Mr. Hull, and Mr. Loope.

2025 Compensation Mix(1)
(1)    Assumes cash and equity incentive awards at target. References to the CEO reflect the compensation mix and at-risk performance metrics applicable to Mr. Scott's targeted compensation for 2025 and exclude the one-time restricted stock award granted in connection with on-boarding Mr. Scott to the Company.

2026 Compensation Mix
The compensation mix for the NEOs other than the CEO was changed in 2026 to increase the percentage of at-risk equity in the mix from 47% to 55%, further aligning the executive team's compensation with the interests of the stockholders. The compensation mix for 2026 is as follows:
Pay and Performance Alignment
2025 compensation was highly formulaic and created significant alignment with our stockholders.
Our strong pay-for-performance approach in determining compensation for our NEOs is highlighted by the following:
•More than 80% of NEO compensation is at-risk
and for our CEO 65% was in the form of long-
term equity;
•Formulaic cash incentives were 90% based on
pre-established financial metrics for our CEO
and 75% for our other NEOs;
•The majority of our equity awards are granted
in performance awards and account for 60% of
our CEO’s long-term equity; and
•Only 13% of performance awards were earned under the 2023 grants for the performance period concluded December 31, 2025, demonstrating our strong pay-for-performance alignment.

Our Compensation and Human Capital Committee engages an independent compensation consultant to assist in the review of our executive program and policies on an ongoing basis. We are committed to using a com-petitive compensation program and making appropriate changes to align with market and governance practices, including the following recent enhancements:
•Simplified the 2025 cash incentive program by reducing the number of Company performance metrics from five to three;
•2025 equity performance awards tied only to total stockholder return ("TSR") performance and require the achievement of rigorous relative and absolute TSR performance for a three-year performance period; and
•Removed the largest peers from our compensation benchmarking peer group and added size-based peer comparison so that the Company approx-imates the median in terms of total enterprise value and implied equity market capitalization.
2025 Financial and Operational Highlights
Significant results and activities in 2025 included:
•Completed asset sales totaling $1.1 billion at an aggregate 6.7% cap rate;
•Same store cash NOI growth of 4.8% for the year;
•Normalized FFO per share totaled $1.61 for the year;
•Tenant retention of 81.5% and 103 bps in occupancy gain;
•Same store cash leasing spreads of 3.1%;
•Net debt to adjusted EBITDA was 5.4x at December 31, 2025, down from 6.1x at prior year end.
•The Company published its seventh annual Corporate Responsibility Report, highlighting progress in its ESG initiatives and its commitment to incorporate sustainability principles into the Company's business practices.
•Awarded GRESB's 3 Green Star rating, earning a 76 on its 2025 assessment.
•Received GRESB's Public Disclosure rating of "A," ranking second out of a peer group of 10 real estate companies for transparency in public reporting on sustainability practices.
•Received an ESG Corporate Rating from ISS of "Prime" and a transparency level of "Very High."
Certain information included in the highlights above constitute non-GAAP financial measures. Such measures are presented herein for reference in connection with our explanation of the relationship between executive pay and Company performance. The most comparable measures determined in accordance with GAAP and a reconcili-ation of all non-GAAP financial measures to such measures determined in accordance with GAAP are provided beginning on page 55 of this Proxy Statement.

Comprehensive Compensation Policy
Compensation and Human Capital Committee
The Compensation and Human Capital Committee (referred to in this section as the "Committee") consists of: David B. Henry, as Chair, Thomas N. Bohjalian, and Constance B. Moore. The Committee believes that the compensation of the Company’s officers, including the NEOs, should align their interests with those of the stockholders, link compensation to the Company's overall performance, provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate the officers to contribute to the Company’s success.
Executive Incentive Plan
Under the Company's Executive Incentive Plan in 2025, the NEOs earned incentive awards in the form of cash and were awarded performance-based equity and retention restricted stock. For 2025, Company performance was measured over the relevant period against targeted financial and operational metrics set in advance by the Committee. The various awards available under the Executive Incentive Plan are discussed below under the heading "Components of Compensation."
Pay For Performance
The Executive Incentive Plan is designed to directly link compensation to performance. The Committee believes that the combination of objective metrics including normalized funds from operations ("FFO") per share, same store net operating income ("NOI") growth, and total shareholder return ("TSR") aligns the incentive structure with long-term stockholder value. For more information, see "Components of Compensation" beginning on page 31 below.
For 2025, 88% of the aggregate total compensation for the CEO and 81% for the other NEOs was awarded in the form of at-risk or to-be-earned performance-based compensation, including cash incentive awards, restricted stock, restricted stock units ("RSUs") and equity interests in the Company's operating partnership ("OP Units") having vesting periods of three years. The Committee believes that this further demonstrates alignment of the interests of the NEOs with those of the Company’s stockholders.
Equity Incentive Awards
The Committee uses a mix of forward-looking, performance-based equity and retention-based restricted stock as a means of delivering long-term incentive compensation. In 2025, 60% of the equity compensation oppor-tunity for NEOs was granted in the form of performance-based equity and 40% was granted in the form of time-based restricted stock. Performance-based equity awards are earned after achievement of three-year performance metrics. The 2025 retention restricted stock grants to the NEOs vest ratably over a three-year service period ending February 10, 2028.
Prior to vesting, the restricted stock grants are subject to forfeiture in the event that the officer voluntarily leaves employment or is terminated for cause. See "Equity Incentive Awards" beginning on page 35 below.
The Committee believes that these performance-based and retention equity awards provide an effective incentive to the NEOs with respect to key drivers of Company growth and performance.
Status of Outstanding Equity Awards(1)
The Company granted performance-based equity to the NEOs in 2023, 2024, and 2025. These awards were subject to three-year performance periods, as described beginning on page 35 below, and were in the form of either RSUs or OP Units, at the election of the recipient. The table below illustrates the status of these awards as of December 31, 2025. The status indicated for such awards at December 31, 2025 is not an indication or prediction of future performance of the Company.

	Absolute TSR	Relative TSR	FFO/Sh	FAD/Sh	2023	2024	2025	2026	2027
Weighting	18%	12%	20%	20%
2023 Performance Equity	Below Threshold	Below Target	Below Threshold	Below Threshold						Payout
					100% complete					13%

	Relative TSR	FAD/sh	3-yr Multi-tenant Occupancy	Payout Ratio
Weighting	25%	20%	15%	10%						Tracking
2024 Performance Equity	Below Target	Below Target	Target	Below Target
						67% complete				Below Target

	Relative TSR to Peer Group	Relative TSR to RMZ
Weighting	30%	30%								Tracking
2025 Performance Equity	Target	Above Target
							33% complete			Above Target

(1) The status of the outstanding awards is based on valuations as of the end of 2025 and does not reflect the Company's financial statement amortization expense for the awards.

The peer group for relative TSR for the 2023 and 2024 awards were comprised of the following companies:

CareTrust REIT, Inc.	Community Healthcare Trust Inc.	Diversified Healthcare Trust
Healthpeak Properties, Inc.	Global Medical REIT Inc.	LTC Properties, Inc.
Medical Properties Trust, Inc.	National Health Investors, Inc.	Omega Healthcare Investors, Inc.
Sabra Health Care REIT, Inc.	Universal Health Realty Income Trust	Ventas, Inc.
Welltower Inc.
The peer groups for relative TSR for the 2025 awards are discussed on page 35 below.
Compensation Parity
For 2025, there were no material differences in the compensation policies and decisions relating to the compensation of the different NEOs, other than scaling differences under various performance metrics, and a make-whole award granted to Mr. Scott in connection with his appointment as the Company's CEO.
Stock Ownership Guidelines
The Committee believes that it is in the best interests of the stockholders to encourage all employees, especially the NEOs, to increase their equity position in the Company and further align employee and stockholder inter-ests. In 2011, the Committee adopted stock ownership guidelines applicable to the NEOs and directors. Under these guidelines, the Chief Executive Officer should hold Common Stock with a fair market value equal to five times his or her current base salary, net of elective deferrals, as of April 1 each year. All executive vice presidents ("EVPs") should hold Common Stock with a fair market value equal to three times their current base salary as of April 1 each year. Each non-employee director should hold common stock with a fair market value equal to three times such director’s then-current annual retainer. The guidelines provide that all owned stock, both restricted and unrestricted, counts towards the ownership guidelines for officers and directors. Officers and directors who are subject to these guidelines have five years from the date that they first become subject to the guidelines to comply with its terms.

As of March 26, 2026, all of the Company’s non-employee directors and the NEOs met the stock ownership guidelines. As of March 26, 2026, the multiples of stock held compared to base salary for the NEOs, excluding the effect of any elective base salary deferral, were as follows:

Fair Market Value of Stock Holdings as Multiple of Current Base Salary
NEO	Required Multiple	Multiple at March 26, 2026
Peter A. Scott	5x	13.59x
Daniel Gabbay	3x	6.58x
Ryan E. Crowley	3x	6.83x
Robert E. Hull	3x	10.23x
Andrew E. Loope	3x	6.35x

Compensation "Clawbacks"
The Committee believes it is important to promote and maintain a culture that emphasizes integrity and accountability. The Company adopted its current Policy for the Recovery of Erroneously Awarded Compensation on October 30, 2023, which conforms with the rules of the NYSE. This policy applies to all executive officers of the Company (which includes all of the NEOs and other executive officers) who receive incentive-based compensation under a plan, agreement or other arrangement maintained by the Company from time to time.
Say-on-Pay
The Company received a say-on-pay vote of 87.1% at its 2025 Annual Meeting of Stockholders. The Company's say-on-pay vote increased from 75.3% in 2024 and averaged 95.1% in support over the five years prior to 2024. The Committee believes that the vote reflected a favorable view of the alignment between pay and performance.
Compensation Methodology
Role of the Compensation Committee
The Committee approves salaries and makes other compensation decisions for the NEOs and the Company's directors. The Committee also approves stock-based compensation awarded under the Company's Amended and Restated 2006 Incentive Plan, as amended and restated in 2021 (the "2021 Plan"), to other officers and employees. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.
The Committee meets at least four times each year and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Committee meetings as requested by the Committee. These officers provide information and discuss performance measures with the Committee relating to officer compensation. After every quarterly meeting, the Committee holds an executive session consisting only of the Committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.
The Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any NEO. The Committee annually reviews all of the perquisites paid to the NEOs, as well as their compliance with the Company’s policies regarding perquisites. The Committee is also responsible for oversight of the Company's human capital development and talent management efforts.

Compensation Risk Assessment
The Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Committee believes that the following factors mitigate excessive risk-taking by the NEOs:
•The use of performance-based equity and retention restricted stock, with long vesting periods during which the equity cannot be sold, provides an incen-tive to the NEOs to make decisions that contribute to long-term growth of the Company, the stability of earnings growth, and the payment of dividends
to stockholders.

•The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable with publicly-traded REITs of similar size.
•The Committee retains broad discretionary author-ity to adjust annual awards and payments, which further mitigates risks associated with the Com-pany’s compensation plans and policies.
2025 Peer Group
On an annual basis, in consultation with the Committee’s independent compensation consultant, the Committee reviews the peer group used to assess the competitiveness of our compensation program in terms of both pay levels and structure. In its review of the peer group the Committee considers the following guiding principles:
Size.    Ensure that companies are similar in scale.
Industry.    Emphasize healthcare REITs within an appropriate size range of approximately 0.3x to 3.0x our size in terms of total enterprise value and/or implied equity market capitalization.
Geography.    Consider other similarly-sized REITs, excluding those in specialized sectors, that are head-
quartered in geographically similar markets (i.e., secondary cities) based on a tighter size range of 0.5x to 1.5x our size.
Additionally, we review the peer group each year for any relevant merger and other activity.
Based on its review in 2025, the Committee made no changes to the peer group. The following companies comprise the peer group for 2025, which the Committee believes reflects a balanced and appropriate group of companies to assess the competitiveness of our compensation program.

Company Name	Ticker	Total Enterprise Value($B)(1)	Implied Equity Market Capitalization ($B)(1)
Healthpeak Properties	DOC	$21.05	$11.17
Omega Healthcare Investors, Inc.	OHI	$17.85	$13.10
Federal Realty Investment Trust	FRT	$13.79	$8.70
NNN REIT, Inc.	NNN	$12.24	$7.53
CubeSmart	CUBE	$11.67	$8.22
Healthcare Realty Trust Incorporated	HR	$10.77	$5.96
American Healthcare REIT, Inc.	AHR	$10.07	$8.38
Kite Realty Group Trust	KRG	$8.25	$5.19
Cousins Properties Incorporated	CUZ	$7.71	$4.33
Sabra Health Care REIT, Inc.	SBRA	$7.12	$4.72
Highwoods Properties, Inc.	HIW	$6.30	$2.84

(1)    Source: S&P Global Market Intelligence; market data as of December 31, 2025.

The Committee uses peer group data to guide its review of our NEOs’ total compensation and generally reviews the compensation data of the peer group and industry to understand market competitive compensation. The Committee does not benchmark compensation to a specific percentage of the compensation of this compar-ative group or otherwise apply a formula or assign this comparative group a relative weight.
Compensation Consultant
The Committee retains Ferguson Partners, a compensation consultant, to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Committee’s practice is to meet annually with a compensation consultant to discuss executive compensation trends. In 2025, Ferguson Partners provided a review of recent trends and developments in compensation practices within the Company’s industry.
Ferguson Partners received an aggregate of $112,500 for its compensation consulting services provided to the Committee in 2025.
Components of Compensation
In 2025, the Company’s compensation program for its NEOs consisted of the following key elements:
•annual base salaries that are paid in cash;
•the potential for cash incentive awards
("Company Performance Awards") based
on performance targets set by the Com-
mittee, including:
◦FFO per share growth;
◦same store NOI growth;
◦achievement of ESG goals
and initiatives; and
◦individual performance.
•the potential for equity incentive awards based on achievement of three-year forward-looking perfor-mance targets set by the Committee, including:
◦relative TSR compared to the TSR peer group; and
◦relative TSR compared to the MSCI US REIT Index.
•Time-based restricted stock awards subject to three to four-year ratable or cliff vesting periods; and
•retention restricted stock awards subject
to a three-year ratable vesting period.

Annual Base Salary
The Committee monitors the base compensation for comparable executive officers in the benchmarking peer group as data points. The Committee believes that the current levels of base salary for the NEOs are competitive and reasonable compared to the peer group and will continue to review that periodically.
The base salaries of the NEOs for 2025, and for all current executive officers for 2026, before any elective deferral of cash in the form of restricted stock, are as follows:

	Base Salary
NEO	2025	2026
Peter A. Scott President and Chief Executive Officer	$750,000 (1)	$750,000
Daniel Gabbay Executive Vice President and Chief Financial Officer	N/A	$500,000
Ryan E. Crowley Executive Vice President and Chief Investment Officer	$450,000	$500,000
Robert E. Hull Executive Vice President and Chief Operating Officer	$500,000	$500,000
Andrew E. Loope Executive Vice President, General Counsel, and Secretary	$450,000	$500,000
Constance B. Moore Interim President and Chief Executive Officer	$525,000 (2)	N/A
Austen B. Helfrich Executive Vice President and Chief Financial Officer	$450,000	N/A
Julie F. Wilson Executive Vice President and Chief Administrative Officer	$450,000	N/A
(1)    Represents an annualized base salary as Mr. Scott was appointed President and CEO effective April 15, 2025.
(2)    Ms. Moore was appointed Interim President and CEO on November 11, 2024 and stepped down on April 14, 2025 with the appointment of Mr. Scott to the role. While serving in this role, she was entitled to a base salary of $150,000 per month.

Cash Incentive Awards
Cash incentive awards are based on the achievement of specific Company performance targets and include growth in same store NOI, FFO per share, and ESG metrics. The specific targets were established by the Committee. In addition, the NEOs had the opportunity to earn cash incentive awards based on individual performance metrics. These awards operate independently of one another and are payable in cash. The potential awards are scaled against performance measures and offer the NEOs the opportunity to receive amounts set forth in the tables below, expressed as multiples of base salary. The Committee believes that cash incentive awards provide incentives for the NEOs to sustain growth in property operating revenues, to efficiently manage operating expenses, and to grow FFO per share.

In 2025, the maximum, target, and threshold levels for cash incentive awards set by the Committee and the actual awards achieved were as follows:

NEO(1)	Threshold	Target	Maximum	Actual
Peter A. Scott(2)	$1,350,000	$1,350,000	$2,700,000	$1,984,500
Ryan E. Crowley	$405,000	$810,000	$1,620,000	$1,239,300
Robert E. Hull	$450,000	$900,000	$1,800,000	$1,309,500
Andrew E. Loope	$405,000	$810,000	$1,620,000	$1,117,800
(1)    Ms. Moore did not receive cash incentive awards for serving as Interim CEO. Mr. Helfrich and Ms. Wilson were terminated without cause prior to the determination of performance metrics for the full year of 2025 and their severance compensation is described below.
(2)    Mr. Scott's employment agreement with the Company provides that his 2025 cash incentive payment would be paid at an amount not less than Target performance. The Committee believes that provision was an appropriate hiring inducement for Mr. Scott.

The following reflects the performance targets and actual achievements under the cash incentive award program:

Performance Metric	Weighting	Threshold	Target	Maximum	Actual	Payout % of Target
FFO per share	35%	$1.56	$1.59	$1.64	$1.61	130%
Same Store NOI growth(1)	30%	2.8%	3.55%	4.3%	4.8%	150%
ESG Incentives	5%	Qualitative			Max	200%
Individual	30%	Qualitative			Varies	See below
(1) Incentives for same store NOI were paid quarterly in 2025. While annual same store NOI was above maximum performance, the first quarter of 2025 was below threshold, resulting in a total payout for the year of 150% for this metric.

ESG Incentive Program
For 2025, the Company performance award program included incentives to NEOs for Company ESG performance equal to 5.0% of overall target cash awards for the CEO and the other NEOs. The target incentive opportunity under this program is equal to 0.09 times base salary for the CEO and the other NEOs, payable in cash.
The ESG goals and initiatives for 2025 included:
•monitoring, benchmarking, and reducing environmental resource use, including energy, water, solid waste, and greenhouse gas emissions;
•expansion and progress on social initiatives, including Company culture development, employee engagement, employee turnover, employee health and wellness, minority representation, tenant satisfaction, and charitable giving; and
•enhancement and promotion of stakeholder engagement around Company ESG efforts.
The Company's achievements in 2025 included:
•Awarded GRESB's 3 Green Star rating, earning
a score of 76 on its 2025 assessment;
•Received GRESB's Public Disclosure rating of "A," ranking second out of a peer group of 10 real estate companies for transparency in public reporting on sustainability practices;
•Maintained an ESG Corporate Rating from
ISS of "Prime" and a transparency level of
"Very High;" and
•Achieved 69 green building certifications
totaling 5.7 million square feet.

Based on these goals and initiatives in 2025, the Committee awarded cash incentives of 200% of target for the CEO and the other NEOs.
Individual Performance Awards
In 2025, the Committee established individual performance goals representing 30% of the total cash incentive opportunity for the CEO and other NEOs. The individual performance goals were subject to a mix of quantitative and qualitative metrics, including: leasing goals; implementation of improvements to leasing procedures; the sale of Company assets; reducing leverage; human resources initiatives; joint venture negotiations; talent development and retention; and technology and process improvements. Following the Committee's review of the individual performance of the NEOs, the following determinations were made:

NEO	% of Individual Performance Target	Rationale
Peter A. Scott President and Chief Executive Officer	155%	Exceeded expectations on re-positioning the Company's strategic direction
		–Published a new strategic plan within 3 months of appointment as the new CEO
		–The Company exceeded the high end of Normalized FFO and Same Store NOI guidance
		–$10 million of reduced general and administrative expense
		–Reducing leverage, improving liquidity and increasing free cash flow through dividend reduction
Ryan E. Crowley Executive Vice President and Chief Investment Officer	175%	Primary focus on dispositions which exceeded expectations
		–Performed comprehensive market-by-market asset review to formulate Portfolio Optimization Plan
		–Executed on $1.1B+ of dispositions at a blended 6.7% cap rate
		–Fulsome review of and execution on portfolio risk reduction
Robert E. Hull Executive Vice President and Chief Operating Officer	150%	Strong contributions across all four NEO goals
		–Oversaw leasing platform which totaled 5.8 million square feet of new and renewal lease executions and Same Store occupancy gains of 103 bps.
		–Implemented robust economic leasing analysis including IRRs, NPVs, and payback periods
		–Led efforts to revamp our Asset Management platform including the hiring of five new asset managers and the departure of seven legacy leasing personnel
Andrew E. Loope Executive Vice President, General Counsel, and Secretary	125%	Strong support role across the organization
		–Advised board and leadership on departing senior management and negotiated exit arrangements
		–Key role in reducing the size of the Board
		–Assisted with capital markets initiatives including credit facility renewal and new ATM program
		–Spearheaded various corporate governance improvements
These determinations resulted in individual performance awards of: $627,750 for Mr. Scott, $405,000 for
Mr. Hull; $425,250 for Mr. Crowley, and $303,750 for Mr. Loope.

Policies and Practices Related to the Grant of Certain Equity Awards
The Committee does not grant stock options or similar awards in anticipation of the release of material non-public information nor does the Company time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. In 2025, the Company did not grant any stock options.
Equity Incentive Awards
For 2025, equity incentive awards were the largest component of compensation and were comprised of at-risk and performance-based equity awards subject to multiple objective performance metrics and restricted stock subject to long vesting periods.
Performance Awards
The Committee granted performance-based equity incentive awards with respect to relative TSR (with a modifier based on absolute TSR) measured against a selection of healthcare REIT peers and measured against the companies in the MSCI US REIT index. Performance is measured over a forward-looking three-year period beginning January 1, 2025 and ending December 31, 2027. At the end of the performance period, the Committee will review the actual performance and determine the equity units earned based on performance. Any unearned award will be forfeited at the end of the performance period. Performance equity awards comprised 60% of the NEO's 2025 long-term equity incentive compensation. Earned awards are entitled to distributions equal to the dividends paid on common stock. The Committee believes that the performance equity awarded under this program provide an effective incentive to the NEOs with respect to key drivers of Company growth and performance.
For performance awards granted in 2025, the Company's three-year TSR performance will be measured against the companies in the MSCI US REIT index (ticker symbol: RMZ). In addition, the Committee selected the following healthcare REITs as the peer group for purposes of one measure of relative TSR performance:

American Healthcare REIT, Inc.	Alexandria Real Estate Equities, Inc.	Community Healthcare Trust Inc.
Healthpeak Properties, Inc.	Global Medical REIT Inc.	Sila Realty Trust, Inc.
Ventas, Inc.	Welltower, Inc.
For 2025 performance equity awards, the Committee established the following performance ranges for relative TSR performance measured against the peer group mentioned above and against the MSCI REIT Index:

Performance Metric	Weighting(1)	Threshold	Target	Maximum
Relative TSR - Peer Group	30%	1,500 bps below average	Average	1,500 bps above average
Relative TSR - MSCI REIT Index	30%	25th Percentile	55th Percentile	80th Percentile

(1)    The weighting of each target is the percentage of the overall equity opportunity, including the retention restricted stock awards discussed below.
The following reflects the opportunity at threshold, target, and maximum performance for the 2025 Restricted Stock Units and OP Unit awards:

NEO(1)	Threshold	Target	Maximum
Peter A. Scott	$1,365,000	$2,730,000	$6,825,000
Ryan E. Crowley	$337,500	$675,000	$1,687,500
Robert E. Hull	$375,000	$750,000	$1,875,000
Andrew E. Loope	$337,500	$675,000	$1,687,500

(1)    Mr.Helfrich’s employment ended on January 11, 2026. Approximately 33% of his OP Unit awards vested upon termination at target level performance. Ms.Wilson’s employment ended on December 31, 2025. Approximately 33% of her OP Unit awards vested upon termination at target level performance.

Awards earned at the end of the performance period will be calculated using linear interpolation for results between maximum, target, and threshold.
Retention Restricted Stock Awards
On February 28, 2025, the Board of Directors, upon the recommendation of the Committee, approved one-time retention grants of restricted stock to Mr. Crowley, Mr. Helfrich, and Mr. Hull. These grants were designed to assist in retaining key management team members and to appropriately incentivize continued momentum and execution of the Company's strategic objectives. The restricted stock awards had a market value on the grant date of $750,000 for each of Mr. Crowley and Mr. Helfrich and $1,500,000 for Mr. Hull. The awards are subject to three-year cliff vesting periods. Consistent with the Company's form of restricted stock award, vesting of the awards could be accelerated upon limited exceptions, such as termination without cause (as was the case for Mr. Helfrich), a termination upon a change in control of the Company, or the death or disability of the officer.
Elective Deferral Awards
NEOs may elect to defer up to 25% of their base salaries in the form of shares of restricted stock subject to long-term vesting. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple
3 years	1.3x
5 years	1.5x
8 years	2.0x
This program is designed to encourage share ownership and to provide officers with an incentive to remain with the Company long-term. Restricted stock awarded through the salary deferral plan is subject to market risk and risk of forfeiture during the cliff vesting period. In the event that an officer voluntarily terminates employment or is terminated for cause from employment with the Company during the vesting period, both the shares pur-chased with deferred amounts and the shares received through the Company match are subject to forfeiture. Elective deferral awards are shown and expressed in dollar amounts in the Stock Awards column in the Summary Compensation Table found on page 41 below and in footnote (4) on page 42 below.
2026 Incentive Structure
Target-level compensation for the Company's executive officers in 2026 is as follows:

Name	Title	Base Salary	Target Cash Incentive	Target Equity Incentive	Total
Peter A. Scott	President and Chief Executive Officer	$750,000	$1,350,000	$3,900,000	$6,000,000
Daniel Gabbay	Executive Vice President and Chief Financial Officer	$500,000	$625,000	$1,375,000	$2,500,000
Ryan E. Crowley	Executive Vice President and Chief Investment Officer	$500,000	$600,000	$1,285,000	$2,385,000
Robert E. Hull	Executive Vice President and Chief Operating Officer	$500,000	$700,000	$1,450,000	$2,650,000
Andrew E. Loope	Executive Vice President, General Counsel, and Secretary	$500,000	$600,000	$1,285,000	$2,385,000

The structure of cash and equity incentive awards for 2026 is generally consistent with 2025, with some changes to the allocation and target metrics established by the Committee. Changes included a heavier weighting applied to normalized FFO per share to emphasize this metric as the most important driver of shareholder value. The metrics and relative weightings for the other executive officers are set forth in the table below:

Cash Incentive Metrics	Weighting
	CEO	EVP
Normalized FFO per share	50%	50%
Same Store NOI growth	20%	20%
Individual Performance	30%	30%

Equity Incentive Metrics	Weighting
	CEO	EVP
Time-Based Retention	30%	40%
Relative Three-Year TSR Compared to REIT Peer Group	35%	30%
Relative Three-Year TSR Compared to MSCI REIT Index	35%	30%
For 2026, the Committee materially changed the peer set for measuring relative TSR, noting that the Company's business model shares similarities with the retail, office, and net lease sectors. The 2026 peer group represents a wider representation of REIT peers with similar growth, valuation and size profiles. This peer group is comprised of: Healthpeak Properties, Inc.; Sila Realty Trust, Inc.; Chiron Real Estate, Inc.; Cousins Properties Incorporated; Piedmont Realty Trust, Inc.; Highwoods Properties, Inc.; NNN REIT, Inc.; Essential Properties Realty Trust, Inc.; Broadstone New Lease, Inc.; Kite Realty Group; Brixmor Property Group, Inc.; and Phillips Edison & Company, Inc.
In addition to the aforementioned peer set, the Committee maintained the utilization of the MSCI US REIT Index as an equal component of the equity incentive metrics to provide a comparison of relative TSR to the broader REIT industry.
All relative TSR awards are subject to a modifier based on the Company's absolute TSR performance over the measurement period. If the Company's absolute TSR is less than or equal to (10%), any award will be reduced by 25%. If the Company's absolute TSR equals or exceeds 30%, any award will be increased by 25%.
Additional Restricted Stock Grants
On January 12, 2026, the Board of Directors, upon the recommendation of the Committee, approved a one-time make-whole grant in the form of restricted stock awards to Mr. Gabbay in connection with his appointment as CFO. The restricted stock awards had a market value on the grant date of $2,750,000. The awards are subject to annual ratable vesting over a four-year period.
On February 9, 2026, the Board of Directors, upon the recommendation of the Committee, approved a one-time grant of restricted stock to Mr. Scott in light of his performance since being appointed as the Company's new CEO in April of 2025. The Board reviewed the five key goals for Mr. Scott when we was appointed, which are set forth below.

	Goal	Result
1	Create a new, three-year strategic plan for the Company	Published the Company's Strategic Plan in July 2025 with positive feedback from the investment community
2	Improve total portfolio occupancy to over 90%	Total portfolio occupancy at the end of 2025 was 90.4%
3	Reduce leverage (net debt to adjusted EBITDA) at the end of 2025 to less than 5.9x	Leverage at the end of 2025 was 5.4x
4	Find $0.05 of run-rate FFO to offset asset sale dilution
Exceeded high end of 2025 normalized FFO guidance. Generated a reduction in general and administrative costs of approximately $10 million per year. Tracking to $0.05 of run-rate normalized FFO improvement.

5	Improve employee morale	The Company believes that restructured leadership, improved employee communications, and clearer understanding of incentive structures have improved employee engagement.
This grant was designed to assist in appropriately incentivizing continued momentum and execution of the Company's strategic objectives. The restricted stock award had a market value on the grant date of $1,500,000. The award is subject to a three-year cliff vesting period. Consistent with the Company's form of restricted stock award, vesting of the awards could be accelerated upon limited exceptions, such as termination without cause, a termination upon a change in control of the Company, or the death or disability of Mr. Scott.
Severance Payments to Former Chief Financial Officer and Chief Administrative Officer
As set forth above, Mr. Helfrich departed the Company on January 11, 2026. His departure was pursuant to a "Termination Other Than For Cause" provision under his employment agreement. Upon separation, Mr. Helfrich was entitled to cash payments of: 18 months of base salary payable in semi-monthly installments; two times his average annual bonus compensation earned in the two years immediately preceding the date of termination; and the bonus compensation earned for calendar year 2025 performance. Mr. Helfrich was also entitled to accelerated vesting of unvested equity awards, with awards subject to performance conditions vesting at actual level performance prorated for the time that Mr. Helfrich was employed with the Company during the performance period. Mr. Helfrich's severance compensation included approximately $3.3 million in cash and the acceleration of equity awards totaling 122,597 shares, comprised of unvested restricted stock, restricted stock units, and OP units.
Ms. Wilson departed the Company on December 31, 2025. Her departure was pursuant to a "Termination Other Than For Cause" provision under her employment agreement. Upon separation, Ms. Wilson was entitled to cash payments of: 18 months of base salary payable in semi-monthly installments; two times her average annual bonus compensation earned in the two years immediately preceding the date of termination; and the bonus compensation earned for calendar year 2025 performance. Ms. Wilson was also entitled to accelerated vesting of unvested equity awards, with awards subject to performance conditions vesting at actual level performance prorated for the time that Ms. Wilson was employed with the Company during the performance period. Ms. Wilson's severance compensation included approximately $3.3 million in cash and the acceleration of equity awards totaling 224,038 shares, comprised of unvested restricted stock and OP units.

Termination and Change-in-Control Arrangements
Under the terms of the Company’s compensation plans and its employment agreements with the NEOs, the NEOs are entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a termination in connection with a change-in-control of the Company.
The Company's employment agreements with its NEOs do not include single-trigger change-in-control payments or excise tax gross up payments. The specific terms of these arrangements are discussed under the heading “Post-Employment Compensation - Termination and Change in Control Arrangements” under the section entitled “Executive Compensation” in this Proxy Statement beginning on page 41. In the case of the employment agreements, the terms of these arrangements were agreed to after arm's-length negotiations with each NEO. The Committee believes that these arrangements reflect market terms and conditions and are appropriate under the Company’s current circumstances.
Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive, and consistent with the Company’s overall executive compensation program. These perquisites include reimbursement of supplemental term life insurance and supplemental disability insurance premiums capped at $15,000 annually.
Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). In 2017 and prior tax years, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. Effective for tax years beginning on January 1, 2018, the tax reform legislation informally known as the
Tax Cuts and Jobs Act of 2017 repealed the performance-based compensation exception to the Section 162(m) $1 million deduction limit. Compensation expense in the amount of $10.1 million in 2025, comprised of dividends on restricted shares and vesting of restricted shares awarded under the prior plan, was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to the amounts in 2025 did not, and the tax reform legislation is not expected to, result in any increase in the Company’s federal income tax obligations.
Retirement Benefits
All NEOs are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($23,500 for 2025 and $24,500 for 2026). All eligible participants over the age of 50 may also contribute an additional $7,500 to the plan in 2025 and $8,000 in 2026. The Company provides a dollar-for-dollar matching contribution up to an annual maximum of $2,800 per employee. There are no other pension or retirement benefits.

Compensation Committee Report
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation and Human Capital Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation and Human Capital Committee:
David B. Henry (Chair)
Thomas N. Bohjalian
Constance B. Moore

Executive Compensation

Summary Compensation Table
The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers for 2025. The Stock Awards column includes a one-time grant of restricted stock in April 2025 to Peter A. Scott to make him whole for equity awards that he forfeited from his prior employer. The award had a grant date value of $5,750,000 and is subject to a four-year vesting period.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards (2)(3)(4)	Non-equity Incentive Plan Compensation	All Other Compensation(5)	Total
Peter A. Scott President and Chief Executive Officer, effective April 15, 2025	2025	$534,091	$—	$10,336,831	$1,984,500	$—	$12,855,422
Ryan E. Crowley Executive Vice President and Chief Investments Officer, effective October 1, 2024	2025	$450,000	$—	$2,012,736	$1,239,300	$—	$3,702,036
	2024	$287,500	$—	$795,508	$398,438	$—	$1,481,446
Robert E. Hull Executive Vice President and Chief Operating Officer	2025	$500,000	$—	$2,903,039	$1,309,500	$11,776	$4,724,315
	2024	$500,000	$—	$1,332,542	$1,007,050	$—	$2,839,592
	2023	$500,000	$—	$1,431,541	$583,200	$—	$2,514,741
Andrew E. Loope Executive Vice President, General Counsel, and Secretary, effective January 1, 2025	2025	$450,000	$—	$1,262,751	$1,117,800	$—	$2,830,551
Constance B. Moore Former Interim President and Chief Executive Officer, effective November 11, 2024 through April 14, 2025	2025	$705,000	$—	$—	$—	$—	$705,000
	2024	$363,841	$312,500	$1,384,992	$—	$—	$2,061,333
Austen B. Helfrich Former Executive Vice President and Chief Financial Officer, effective October 1, 2024 through January 11, 2026	2025	$405,000	$—	$2,092,331	$1,296,000	$—	$3,793,331
	2024	$327,000	$—	$301,801	$217,054	$—	$845,855
Julie F. Wilson Former Executive Vice President and Chief Administrative Officer through December 31, 2025	2025	$450,000	$—	$1,274,856	$1,060,000	$709,806	$3,494,662
	2024	$450,000	$—	$1,199,287	$875,730	$—	$2,525,017
	2023	$450,000	$—	$1,288,412	$524,880	$—	$2,263,292
(1)    Salary is net of employee elective deferrals shown in Note 3 below.
(2)    Amounts in this column represent the grant date fair value in accordance with ASC 718. The awards are described in more detail in the Grants of Plan-Based Awards section below. See Note 12 to the Consolidated Financial Statements contained in the Company’s 2025 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The amount shown for Ms. Moore include a grant for service on the Board subsequent to her tenure as Interim President and Chief Executive Officer.

(3)    The 2024 awards are subject to a three-year performance period followed by two-year vesting periods in the case of OP Units and RSUs and five-year vesting periods in the case of retention restricted stock. The 2025 awards are subject to vesting after a three-year performance period in the case of OP Units and RSUs and three-year vesting periods in the case of retention restricted stock.
(4)    The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers pursuant to the 2021 Plan:

Name	Year	Elective Deferral(a)	Executive Incentive Plan(b)	Total Stock Awards
Peter A. Scott	2025	$—	$10,336,831	$10,336,831
Ryan E. Crowley	2025	$—	$2,012,736	$2,012,736
	2024	$174,997	$620,511	$795,508
Robert E. Hull	2025	$—	$2,903,039	$2,903,039
	2024	$—	$1,332,542	$1,332,542
	2023	$—	$1,431,541	$1,431,541
Andrew E. Loope	2025	$—	$1,262,751	$1,262,751
Constance B. Moore	2025	$—	$—	$—
	2024	$—	$1,384,992	$1,384,992
Austen B. Helfrich	2025	$67,489	$2,024,842	$2,092,331
	2024	$—	$301,801	$301,801
Julie F. Wilson	2025	$—	$1,274,856	$1,274,856
	2024	$—	$1,199,287	$1,199,287
	2023	$—	$1,288,412	$1,288,412
(a)    Determined based on the restriction multiples described on page 36 of this Proxy Statement and includes the Company's match.
(b) The 2025 Executive Incentive Plan awards are further detailed on page 35. The amount shown for Ms. Moore includes an equity grant for service as Interim President and Chief Executive Officer. Ms. Moore's grant for service as a director is detailed on page 17 above.
(5)     Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000. The chart below details amounts included in “All Other Compensation” for 2025.

Name	Year	Severance	Additional Life/ Disability Insurance(a)	De Minimis Items(b)	Total All Other Compensation
Peter A. Scott	2025	$—	$—	$—	$—
Ryan E. Crowley	2025	$—	$—	$—	$—
Robert E. Hull	2025	$—	$10,516	$1,260	$11,776
Andrew E. Loope	2025	$—	$—	$—	$—
Constance B. Moore	2025	$—	$—	$—	$—
Austen B. Helfrich	2025	$—	$—	$—	$—
Julie F. Wilson	2025	$700,000	$8,546	$1,260	$709,806
(a)     Represents the Company's incremental cost for supplemental life and disability insurance policies paid on behalf of the Named Executive Officer.
(b)    Represents amounts paid for group life and disability insurance.

Grants of Plan-Based Awards
The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2025:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards 2)			All Other Stock Awards
Name	Grant Date (2025)	Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units	Grant Date Fair Value Of Stock Awards
Peter A. Scott		Annual Incentive	$1,350,000	$1,350,000	$2,700,000
	4/15	Restricted Stock							440,764	$6,919,995
	4/15	OP Units				86,942	173,886	434,712		$3,416,836
Ryan E. Crowley		Annual Incentive	$405,000	$810,000	$1,620,000
	2/11	Restricted Stock							27,829	$449,995
	2/11	Restricted Stock Units				20,872	41,744	83,488		$812,755
	2/28	Restricted Stock							43,782	$749,986
Robert E. Hull		Annual Incentive	$450,000	$900,000	$1,800,000
	2/11	Restricted Stock							30,921	$499,993
	2/11	Restricted Stock Units				23,191	46,382	92,764		$903,058
	2/28	Restricted Stock							87,565	$1,499,988
Andrew E. Loope		Annual Incentive	$405,000	$810,000	$1,620,000
	2/11	Restricted Stock							27,829	$449,995
	2/11	Restricted Stock Units				20,872	41,744	83,488		$812,756
Austen B. Helfrich		Annual Incentive	$405,000	$810,000	$1,620,000
	1/1	Restricted Stock							3,984	$67,489
	2/11	Restricted Stock							27,829	$449,995
	2/11	OP Units				20,872	41,744	83,488		$824,861
	2/28	Restricted Stock							43,782	$749,986
Julie F. Wilson		Annual Incentive	$810,000	$810,000	$1,620,000
	2/11	Restricted Stock							27,829	$449,995
	2/11	OP Units				20,872	41,744	83,488		$824,861
(1)    The amounts shown represent each Named Executive Officer's threshold, target, and maximum annual cash incentive opportunities for performance in 2025. The actual amounts paid were based on the achievement of certain performance measures, as discussed beginning on page 24. The awards earned for 2025 are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.
(2)    The amounts shown represent each Named Executive Officer's threshold, target, and maximum opportunities for RSUs or OP Units granted in 2025. The actual number of RSUs or OP Units that could be earned will be based on the achievement of certain performance measures over a three-year performance period, as discussed beginning on page 27.
(3)    Mr. Scott's employment agreement with the Company provides that his 2025 cash incentive payment would be paid at an amount not less than Target performance. The Committee believes that provision was an appropriate hiring inducement for Mr. Scott.
(4)    Ms. Wilson was terminated without cause prior to the end of the year. Her cash incentive opportunity is reflected at a minimum payout of Target level performance in accordance with the terms of her separation.

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number of securities and market-based value of restricted shares outstanding that have not vested as of December 31, 2025. Ms. Wilson had no unvested equity awards at December 31, 2025. Ms. Moore's unvested equity awards at December 31, 2025 related to shares she received as a director subsequent to her tenure as Interim President and Chief Executive Officer and are not reflected in the table.

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Peter A. Scott	440,764	$7,470,950	434,712	$7,368,368
Ryan E. Crowley	141,597	$2,400,069	71,355	$1,209,467
Robert E. Hull	234,931	$3,982,080	167,321	$2,836,091
Andrew E. Loope	70,751	$1,199,229	69,239	$1,173,601
Austen B. Helfrich	96,481	$1,635,353	96,795	$1,640,675
(1)    Vesting dates generally range from 2026 to 2029.
(2)    Based on the closing price per share of the Common Stock on the NYSE on December 31, 2025 of $16.95.
(3) Represents RSUs and OP Units granted in 2023, 2024, and 2025, respectively. The portion of the 2023 RSUs and OP units outstanding represent the amount earned under performance requirements through December 31, 2025 and were approved by the Compensation Committee in February 2026.

Stock Vested in 2025
The following table reflects the shares of restricted stock held by the Named Executive Officers that vested in 2025 and the market value of such shares on the vesting date.

Name	Number of Shares That Vested in 2025	Market Value of Shares That Vested in 2025
Peter A. Scott	—	$—
Ryan E. Crowley	7,272	$122,747
Robert E. Hull	24,683	$424,962
Andrew E. Loope	6,828	$117,305
Constance B. Moore	69,022	$1,092,618
Austen B. Helfrich	692	$11,259
Julie F. Wilson	117,215	$1,953,974
CEO Pay Ratio
Pursuant to rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Company is required to disclose the ratio of the annual total compensation for its CEO to the median annual total compensation for its employees other than the CEO. The Company identified the median employee by examining its payroll records for 2025 for all individuals other than the CEO who were employed by the Company at December 31, 2025. Compensation for employees that began employment during the year was annualized based on rate of pay (whether salary or hourly) applied to a full year.
As of December 31, 2025, the Company had 539 employees. These employees are all located within the United States and are comprised of Company officers, accountants, information technology staff, leasing personnel, asset management, maintenance engineers, administrative assistants, and employees with various other roles and responsibilities. At December 31, 2025, the Company identified its median employee as one making $90,609 in annual compensation. For 2025, the Company's CEO, Mr. Scott, had total compensation of $12,855,422. Mr. Scott's total compensation as President and CEO, on an annualized basis, would have been $13,071,331. This amount is comprised of an annual base salary of $750,000, non-equity incentive plan compensation of $1,984,500, and restricted stock and OP unit awards having a grant date value of $10,336,831, inclusive of a make-whole award. Additional information concerning Mr. Scott's total compensation is provided in the Compensation Discussion and Analysis section beginning on page 24 and in the Executive Compensation section beginning on page 41.
The ratio of CEO pay to median employee pay at December 31, 2025 was approximately 144:1. The table below illustrates the details of the calculation.

	CEO to Median Employee Ratio
	President and CEO	Median Employee
Salary and wages	$750,000	$86,969
Bonus		3,640
Stock awards	10,336,831
Non-equity incentive plan compensation	1,984,500
Total	$13,071,331	$90,609

Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules in Item 402(v) of Regulation S-K. For a detailed discussion of the Company's executive compensation program, including how compensation is aligned with Company performance, see “Compensation Discussion and Analysis” beginning on page 24. The Compensation and Human Capital Committee did not consider the pay versus performance data presented below in making compensation decisions for any of the years shown.
The following table sets forth information concerning the compensation of our CEO and our other Named Executive Officers compared to Company performance for the years ended December 31, 2025, 2024, 2023,
2022 and 2021.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compen- sation Table Total for PEO Scott (1)(2)	Compen-sation Actually Paid to PEO Scott(3)	Summary Compen- sation Table Total for PEO Meredith/Moore(2)	Compen-sation Actually Paid to PEO Meredith/Moore(2)(3)	Average Summary Compen-sation Table Total for Non- PEO NEOs(1)(2)	Average Compen- sation Actually Paid to Non-PEO NEOs(3)	Total Shareholder Return(4)	Peer Group Total Share- holder Return(4)	Net Income/(loss) (GAAP)(5)	Normalized FFO per Share
2025	$12,855,422	$15,708,611	$705,000	$631,179	$3,708,979	$3,752,737	$77.63	$181.38	($249,485)	$1.61
2024	$—	$—	$9,513,048	$19,297,086	$2,131,519	$3,109,360	$66.95	$121.23	($663,904)	$1.56
2023	$—	$—	$6,279,626	$4,729,346	$2,388,372	$1,830,641	$62.95	$95.15	($282,083)	$1.57
2022	$—	$—	$8,597,498	$162,377	$3,601,606	$952,277	$65.57	$82.75	$40,693	$1.69
2021	$—	$—	$3,243,826	$6,458,026	$1,594,637	$2,452,347	$102.50	$103.97	$66,659	$1.71
(1)    The values reflected in this column represent the "Total" compensation set forth in the Summary Compensation Table ("SCT") on page 41. See footnotes to the SCT for further detail regarding the amounts in this column.
(2)     In accordance with applicable SEC rules, since Mr. Scott, Mr. Meredith and Ms. Moore each served as principal executive officers ("PEO") during covered fiscal years, they are each included in the table above and the footnotes that follow the tables as a PEO for the fiscal years in which they served in such capacity. Ms. Moore served as interim PEO beginning November 11, 2024 through April 14, 2025. For 2024, the summary compensation table total and compensation actually paid to Ms. Moore was $2,061,333 and $1,877,506, respectively. For each of 2021-2023, the other NEOs were J. Christopher Douglas, John M. Bryant, Jr., Robert E. Hull, and Julie F. Wilson. For 2024, the other NEOs were J. Christopher Douglas, Austen B. Helfrich, John M. Bryant, Jr., Robert E. Hull, and Julie F. Wilson.
(3)     Compensation actually paid ("CAP") is defined by the SEC and is computed in accordance with SEC rules by subtracting the amounts in the "Stock Awards" column of the SCT for each year from the "Total" column in the SCT and then: (i) adding the fair value as of the end of the reported year of all awards granted during the reported year that are outstanding and unvested as of the end of the reported year; (ii) adding the amount equal to the change as of the end of the reported year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reported year; (iii) adding, for awards that are granted and vest in the reported year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reported year; (v) subtracting, for any awards granted in any prior year that are forfeited during the reported year, the amount equal to the fair value at the end of the prior year; and (vi) adding the value of dividends (or dividend equivalents) paid in the reported year on unvested equity awards and the value of accrued dividends (or dividend equivalents) paid on performance awards that vested in the reported year. The tables following these footnotes reflect the adjustments made to SCT total compensation to compute CAP for our PEOs and average CAP for our other NEOs.
(4)     The peer group is comprised of the following companies: Community Healthcare Trust; CareTrust REIT; Global Medical REIT; Healthpeak Properties; LTC Properties Inc.; Medical Properties Trust Inc.; National Health Investors, Inc.; Omega Healthcare Investors; Sabra Health Care REIT; Diversified Healthcare Trust; Universal Health Realty Trust; Ventas, Inc.; and Welltower, Inc. Reflects the cumulative TSR of the Company and the health care REITs excluding the Company in the FTSE NAREIT All Equity REITs Index for the year ended December 31, 2021, the two years ended December 31, 2022, the three years ended December 31, 2023, the four years ending December 31, 2024, and the five years ended December 31, 2025 assuming a $100 investment at the closing price on December 31, 2020 and the reinvestment of dividends.
(5)     Amounts in thousands.

PEO Scott Reconciliation	2025	2024	2023	2022	2021
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	($10,336,831)	$—	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of the Year End	$—	$—	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Vest during year	$12,841,816	$—	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	$—	$—	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	$—	$—	$—	$—	$—
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	$—	$—	$—	$—	$—
Increase based upon incremental Fair Value of Awards Modified during year	$—	$—	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$348,204	$—	$—	$—	$—
Total Adjustments	$2,853,189	$—	$—	$—	$—

PEO Meredith/Moore Reconciliation	2025	2024	2023	2022	2021
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	$—	($6,821,770)	($4,380,592)	($6,324,463)	($952,000)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of the Year End	$—	$1,313,032	$3,440,897	$3,700,178	$1,042,137
Increase for Fair Value of Awards Granted during year that Vest during year	$—	$7,765,627	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	$—	($817)	($1,114,566)	($5,435,460)	$2,268,601
Increase/Deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	($95,218)	$5,939,490	($194,697)	($1,036,781)	$272,898
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	$—	$—	$—	$—	$—
Increase based upon incremental Fair Value of Awards Modified during year	$—	$—	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$21,397	$1,588,476	$698,678	$661,405	$582,564
Total Adjustments	($73,821)	$9,784,038	($1,550,280)	($8,435,121)	$3,214,200

Average Non-PEO NEO Reconciliation	2025	2024	2023	2022	2021
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	($1,909,143)	($1,073,092)	($1,384,974)	($2,420,249)	($500,972)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of the Year End	$1,836,399	$1,058,163	$1,068,249	$1,476,823	$548,423
Increase for Fair Value of Awards Granted during year that Vest during year	$135,529	$1,102,241	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	($373,465)	($49,190)	($301,323)	($1,322,857)	$493,688
Increase/Deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	$175,898	$454,267	($108,092)	($544,489)	$172,861
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	$—	($712,544)	$—	$—	$—
Increase based upon incremental Fair Value of Awards Modified during year	$—	$—	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$178,539	$197,996	$168,409	$161,443	$143,710
Total Adjustments	$43,757	$977,841	($557,731)	($2,649,329)	$857,710

Relationship of CAP to Performance
The following graphs illustrate the relationship during 2021 through 2025 of the CAP to our PEO, of which there were two in 2025, and the average CAP to our other Named Executive Officers to (i) our cumulative
TSR and the cumulative TSR of the companies in the peer group; (ii) our GAAP net income;
and (iii) our Normalized FFO per share.

_______________________________________________________________________________________________________

Financial Performance Measures
The most important financial performance measures used by the Company in setting pay-for-performance compensation for the most recently completed fiscal year are described in the table below, in unranked fashion. The manner in which these measures, together with certain non-financial performance metrics, determine the amounts of incentive compensation paid to the Named Executive Officers is described above in Compensation Discussion and Analysis.
Significant Performance Measures:
•Same Store Revenue Growth
•Same Store NOI Growth
•Multi-tenant occupancy
•Normalized FFO per share
•FAD per share
•Relative three-year TSR
•Dividend Payout Ratio

Post-Employment Compensation

401(k) Plan
All eligible employees may participate in the Company's 401(k) plan, pursuant to which each employee may contribute a portion of his or her salary, to an annual maximum allowed under IRS regulations ($24,500 for 2026). Additionally, participants in the 401(k) plan receive dollar-for-dollar matching contributions from the Company of up to an annual maximum of $2,800.
Termination and Change in Control Arrangements
The Named Executive Officers as of December 31, 2025 have employment agreements with the Company that address, among other things, certain compensation in the event of a change in control. Payments in connection with a change in control are subject to a "double trigger" mechanism in which a Named Executive Officer is only entitled to change in control payments if he or she is terminated in connection with the change in control.
Mr. Helfrich's and Ms. Wilson's severance is discussed on page 38 above.
Chief Executive Officer
The Company has entered into an employment agreement with Mr. Scott which provides that he will serve as President and Chief Executive Officer. The term of Mr. Scott's agreement is for three years from his hire date, April 15, 2025, and will then renew automatically for successive one-year terms. Mr. Scott's agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily, death, disability, constructively, or following a change-in-control. In each case, Mr. Scott would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the case of termination other than for cause, including constructive termination, Mr. Scott would also receive full vesting of any time based equity awards, with unearned RSUs and LTIP Units vesting based on the level of achievement of the applicable performance goal on a pro rata basis, and severance compensation equal to two time his base salary and two times the greater of (i) his average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination and (ii) his target bonus for the year in which the date of termination occurs. He would also be paid a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
In the event that Mr. Scott's agreement is terminated in connection with a change-in-control, Mr. Scott would receive severance compensation equal to: (a) three times his annual base salary, plus (b) the greater of three times: (i) the average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination; and (ii) his target bonus for the year in which the date of termination occurs, plus (c) a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
The Company has agreed to indemnify Mr. Scott for certain liabilities arising from actions taken within the scope of his employment. Mr. Scott's agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

Other Named Executive Officers as of December 31, 2025
The Company has entered into employment agreements with Austen B. Helfrich, former Executive Vice President and Chief Financial Officer; Robert E. Hull, Executive Vice President and Chief Operating Officer; Andrew E. Loope, Executive Vice President and General Counsel; and Ryan E. Crowley, Executive Vice President and Chief Investments Officer. Each agreement provides for benefits generally available to officers of the Company. Julie F. Wilson's, former Executive Vice President and Chief Administrative Officer, employment ended on December 31, 2025. Her severance is discussed on page 38 above.
Terms of Employment Agreements for Mr. Helfrich, Mr. Loope, Mr. Crowley, and Mr. Hull
The officers are eligible to participate in the Company’s incentive programs that provide for cash and equity incentives.
Each employment agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by the officer, death, disability, constructively, or following a change in control. In all cases, the officer would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the case of a termination other than for cause, including a constructive termination, the officer would also receive full vesting of any equity awards, with outstanding 2024 RSUs and OP Units vesting at target-level performance and 2025 RSUs and OP Units vesting based on the level of achievement of the applicable performance goal on a pro rata basis, and severance compensation equal to his or her base salary for a period of 18 months and the greater of two times (i) the officer's average annual bonus compensation, if any, that the officer earned in the two years immediately preceding the date of termination or (ii) $405,000 ($450,000 in the case of Mr. Hull). The officer would also be paid a pro-rated portion of the bonus and/or equity compensation that the officer would have earned for a given period in which the termination occurs.
In the event that the Employment Agreement is terminated in connection with a “change-in-control”, the officer would receive full vesting of any equity awards, with outstanding 2024 and 2025 RSU and OP Unit awards vesting at target-level performance and severance compensation equal to: (a) three times the officer's annual base salary, plus (b) the greater of two times: (i) the average annual bonus compensation, if any, that the officer earned in the two years immediately preceding the date of termination; and (ii) $810,000 ($900,000 in the case of Mr. Hull), plus (c) a pro-rated portion of the bonus and/or equity compensation that the officer would have earned for a given period in which the termination occurs.
The Company has agreed to indemnify each of these officers for certain liabilities arising from actions taken within the scope of his employment. The Employment Agreement contains restrictive covenants pursuant to which the officer has agreed not to compete with the Company during the period of employment and any period following termination of the officer's employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

Peter A. Scott President and Chief Executive Officer	Voluntary Termination	Not for Cause Termination(1)	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit (2)	$—	$1,500,000	$2,250,000	$—	$—
Short-Term Incentive Awards	$—	$2,700,000	$4,050,000	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$8,453,406	$8,453,406	$8,453,406	$—
Total Value of Payments	$—	$12,653,406	$14,753,406	$8,453,406	$—

Ryan E. Crowley Executive Vice President and Chief Investments Officer	Voluntary Termination	Not for Cause Termination	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit (2)	$—	$675,000	$1,350,000	$—	$—
Short-Term Incentive Awards	$—	$1,637,738	$1,637,738	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$3,090,674	$3,090,674	$3,090,674	$—
Total Value of Payments	$—	$5,403,412	$6,078,412	$3,090,674	$—

Robert E. Hull Executive Vice President and Chief Operations Officer	Voluntary Termination	Not for Cause Termination	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$750,000	$1,500,000	$—	$—
Short-Term Incentive Awards	$—	$2,316,550	$2,316,550	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$5,218,594	$5,218,594	$5,218,594	$—
Total Value of Payments	$—	$8,285,144	$9,035,144	$5,218,594	$—

Andrew E. Loope Executive Vice President, General Counsel, and Secretary	Voluntary Termination	Not for Cause Termination	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$675,000	$2,025,001	$—	$—
Short-Term Incentive Awards	$—	$1,384,620	$1,384,620	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$1,857,358	$1,857,358	$1,857,358	$—
Total Value of Payments	$—	$3,916,978	$5,266,979	$1,857,358	$—

(1)    See page 38 for payments made upon termination for Mr. Helfrich and Ms. Wilson.
(2) Represents the annual base salary at December 31, 2025, before elective deferral payable in equal semi-monthly installments over a period of not less than 18 months and not longer than 36 months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.
(3)    Based upon the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2025 of $16.95.

Proposal 3
Non-Binding Advisory Vote on Executive Compensation

The Dodd-Frank Act enables the Company’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 24, the Company’s executive compensation policies are designed to align the interests of the Named Executive Officers with the interests of our stockholders, link executive compensation to the Company’s overall perfor-mance, and attract, retain and motivate our Named Executive Officers. The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promot-ing the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
At our Annual Meeting of Stockholders in 2023, our stockholders voted to recommend that the Company hold a "say-on-pay" vote annually until 2029 when the Company is next required to hold an advisory vote on the frequency with which the Company will hold future "say-on-pay" votes. The Board is asking stockholders to indicate their support for the compensation of the Named Executive Officers described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Board asks stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders.
Although this is an advisory vote that will not be binding on the Compensation and Human Capital Committee or the Board, the Board will carefully review the results of the vote. The Compensation and Human Capital Committee will also carefully consider stockholders’ concerns when designing future executive compensation programs.

The Board of Directors recommends that the stockholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

Certain Relationships and
Related Party Transactions

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.
Under this policy, no transaction between the Company and an officer, director or five percent or greater stockholder (including any immediate family member or controlled entity) is allowed unless:
•the Nominating and Corporate Governance Committee has approved the transaction in accor-dance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
•the transaction is approved by the disinterested members of the Board of Directors; or
•the transaction involves compensation approved by the Compensation and Human Capital Committee.
No such approval is necessary for:
•transactions available to all employees generally; or
•transactions involving less than $5,000 when
aggregated with all similar transactions.
The Board of Directors has determined that the Nominating and Corporate Governance Committee is best suited to review and approve related party transactions. Accordingly, management reports any related party transaction to be entered into by the Company to the Nominating and Corporate Governance Committee, including the proposed aggregate value of such transactions if applicable. After review, the Nominating and Corporate Governance Committee will approve or disapprove such transactions and, at each subsequently scheduled meeting, management will update the Nominating and Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.
The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such an opportunity may be consummated by a related party, it must be presented to the Nominating and Corporate Governance Committee for consideration.
All related party transactions must be disclosed to the full Board of Directors. Additionally, related party trans-actions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. The Company is not aware of any reportable related party transactions that occurred in 2025.

Compensation Committee Interlocks and Insider Participation

During 2025, the following directors served on the Compensation and Human Capital Committee: David B. Henry (current chair), Peter F. Lyle, Sr. (former chair), Thomas N. Bohjalian (current member), Constance B. Moore (current member), and Christann M. Vasquez (former member). There are no interlocks among the members of the Compensation and Human Capital Committee.

Use of Non-GAAP
Financial Measures

Management considers FFO, FFO per share, normalized FFO, normalized FFO per share, FAD, NOI, cash NOI, same-store NOI, same-store cash NOI, EBITDA, Adjusted EBITDA, and Debt Covenant EBITDA to be useful non-GAAP measures of the Company's operating performance. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP. Set forth below are descriptions of the non-GAAP financial measures management considers relevant to the Company's business and useful to investors.
The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs.
FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”). Nareit defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income (computed in accordance with GAAP), excluding gains
(or losses) from sales of property and impairments, plus depreciation and amortization (including amortization of leasing commissions), and after adjustments for unconsolidated partnerships and joint ventures.” The Com-pany presents Normalized FFO by adding to FFO acquisition-related costs, acceleration of debt issuance costs, debt extinguishment costs, and other Company-defined normalizing items to evaluate operating performance. FAD is presented by adding to Normalized FFO non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense and provision for bad debts, net; and subtracting main-tenance capital expenditures, including second generation tenant improvements and leasing commissions paid and straight-line rent income, net of expense. The Company's definition of these terms may not be comparable to that of other real estate companies as they may have different methodologies for computing these amounts. FFO, Normalized FFO and FAD do not represent cash generated from operating activities determined in accor-dance with accounting principles generally accepted in the United States of America and is not necessarily indicative of cash available to fund cash needs. FFO, Normalized FFO and FAD should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO, Normalized FFO and FAD should be reviewed in connection with GAAP financial measures.
NOI and same store NOI are key performance indicators. Management considers same store NOI a supplemental measure because it allows investors, analysts and Company management to measure unlevered property-level operating results. The Company defines NOI as rental income and property lease guaranty income less property operating expenses. NOI excludes non-cash items such as straight-line rent, above and below market lease intangibles, leasing commission amortization, lease inducements, lease terminations and tenant improvement amortization. Same store NOI is historical and not necessarily indicative of future results.
Management of the Company believes that EBITDA, Adjusted EBITDA, and Debt Covenant EBITDA are useful to investors, analysts and Company management because they allow the comparison of the Company’s unlevered operating performance and credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period.
Management believes FFO, FFO per share, Normalized FFO, Normalized FFO per share, and FAD provide an understanding of the operating performance of the Company’s properties without giving effect to certain significant non-cash items, including depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, impairments, and other normalizing items that are unusual and infrequent, FFO, FFO per share, Normalized FFO, Normalized FFO per share and FAD can facilitate comparisons of operating performance between periods.
The Company reports these measures because they have been observed by management to be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because these measures are consistently reported, discussed, and compared by research analysts in their notes and publications about REITs.

Reconciliations

Reconciliation of FFO, Normalized FFO, and FAD Amounts in thousands, except per share data; Unaudited	Year Ended December 31,
	2025	2024
Net loss attributable to common stockholders	($246,071)	($654,485)
Gain on sales of real estate assets	(235,389)	(104,684)
Impairment of real estate assets	361,090	249,909
Real estate depreciation and amortization	586,146	690,988
Non-controlling income from operating partnership units	(3,497)	(9,149)
Unconsolidated JV depreciation and amortization	27,769	20,678
Funds from operations (FFO) attributable to common stockholders	$490,048	$193,257
Transaction costs	2,029	3,122
Lease intangible amortization	(1,350)	(2,054)
Non-routine legal costs/forfeited earnest money received	(118)	1,077
Debt financing costs	5,107	237
Restructuring and severance-related charges	26,318	29,852
Credit losses and gains (losses) on other assets, net(1)	3,508	59,707
Impairment of goodwill	—	250,530
Merger-related fair value adjustment	42,593	40,667
Unconsolidated JV normalizing items	811	390
Normalized FFO attributable to common stockholders	$568,946	$576,785
Non-real estate depreciation and amortization	6,114	1,478
Non-cash interest expense amortization	5,126	5,101
Provision for bad debt, net	952	714
Straight-line rent income, net	(29,392)	(27,254)
Stock-based compensation	13,609	14,036
Unconsolidated JV non-cash items	(1,420)	(923)
Normalized FFO adjusted for non-cash items	563,935	569,937
2nd generation tenant improvements	(47,438)	(69,445)
Leasing commissions paid	(31,664)	(47,450)
Capital additions	(36,531)	(33,934)
Maintenance capital expenditures	(115,633)	(150,829)
Funds available for distribution (FAD)	$448,302	$419,108
FFO per common share - diluted	$1.38	$0.52
Normalized FFO attributable to common stockholders per common share - diluted	$1.61	$1.56
FFO weighted average common shares outstanding - diluted(2)	354,454	369,767
(1)2025 includes $1.6 million of credit loss reserves and a $1.9 million loss on on other assets. 2024 includes $59.6 million of credit loss reserves, net of recoveries, a $1.0 million gain on other assets, and $1.1 million write off of prior period Steward Health straight-line rent.
(2)The Company utilizes the treasury stock method which includes the dilutive effect of nonvested share-based awards outstanding of 426,098 and 556,201 for the years ended December 31, 2025 and 2024, respectively.

Reconciliation of NOI Amounts in thousands; Unaudited	Year Ended December 31,
NOI	2025	2024
Net loss	($249,485)	($663,904)
Other expense	342,392	697,381
General and administrative expense	72,569	83,121
Depreciation and amortization expense	563,966	675,152
Other expenses(1)	32,210	23,446
Straight-line rent, net	(23,752)	(26,115)
Joint venture properties	33,503	24,219
Other revenue(2)	(39,792)	(31,967)
Cash NOI	731,611	781,333
Cash NOI not included in same store	(113,064)	(191,144)
Same store cash NOI, including joint ventures	618,547	590,189
Same store joint venture properties	(16,622)	(17,117)
Same store cash NOI (excluding joint ventures)	$601,925	$573,072
(1)    Includes transaction costs, rent reserves, above and below market ground lease intangible amortization, leasing commission amortization, non-cash adjustments for financing receivables and ground lease straight-line rent expense.
(2)    Includes management fee income, interest, above and below market lease intangible amortization, lease inducement amortization, lease termination fees, deferred financing cost amortization and principal related to investment in financing receivable, and tenant improvement overage amortization.

Reconciliation of EBITDA Amounts in thousands; Unaudited	Three Months Ended December 31,
EBITDA	2025	2024
Net income (loss)	$14,591	($108,212)
Interest expense	48,189	58,265
Income taxes	300	657
Depreciation and amortization expense	127,408	160,330
Unconsolidated JV depreciation, amortization, and interest	8,121	6,336
EBITDA	$198,609	$117,376
Transactions costs	300	1,577
Gain on sales of assets	(135,711)	(32,082)
Impairments on real estate assets	105,706	79,497
Restructuring and severance-related charges	588	19,288
Loss on extinguishment of debt	165	237
Debt Covenant EBITDA	$169,657	$185,893
Leasing commission amortization	8,418	5,744
Lease intangibles, franchise taxes and prepaid ground amortization	(31)	(3,596)
Timing impact(1)	(2,089)	(2,125)
Stock based compensation	3,308	3,028
Allowance for credit losses	100	1,600
Rent reserves, net	582	(369)
Debt financing costs	1,449	—
Unconsolidated JV adjustments	319	113
Adjusted EBITDA	$181,713	$190,288
Annualized Adjusted EBITDA	$726,852	$761,152

Reconciliation of Net Debt
Debt	$3,911,423	$4,662,771
Share of unconsolidated net debt	31,751	31,455
Cash	(26,172)	(68,916)
Net Debt	$3,917,002	$4,625,310

Net Debt to Adjusted EBITDA	5.4x	6.1x

(1) Timing adjustments to represent a full quarter impact of acquisitions and dispositions. Properties contributed into a joint venture are adjusted at the Company's share. Timing adjustments also include non-recurring impacts due to one-time items recognized in the quarter.

General Information

Electronic Access to Proxy Statement and Annual Report
The Company has elected to provide its Proxy Statement and Annual Report to Stockholders over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report to Stockholders on the Internet at www.viewproxy.com/HealthcareRealty/2026 or request a printed copy at no charge by written request to Andrew E. Loope, Executive Vice President, General Counsel, and Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your selection to receive proxy materials by mail or email will remain in effect until you revoke it.
Proposals for 2027 Annual Meeting of Stockholders
Stockholder Proposals and Nominations
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2027 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary, no later than December 8, 2026, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stock-holders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2027 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than November 8, 2026 and no later than 5:00 p.m., Mountain Time, on December 8, 2026. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on December 8, 2026, will be considered untimely and will be excluded from consideration at the meeting.
In addition to satisfying the foregoing advance notice requirements under the Company's bylaws, to comply with the universal proxy rules for the 2027 Annual Meeting of Stockholders, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
Proxy Access Director Nominations
For a qualifying stockholder, or group of qualifying stockholders, to nominate a director nominee for election at our 2027 Annual Meeting of Stockholders pursuant to the “proxy access” provision of the Company’s bylaws, such qualifying stockholder or group of stockholders must comply with the then current advance notice require-ments in the Company’s bylaws and deliver the proposal to our Secretary no earlier than November 8, 2026 and no later than 5:00 p.m., Mountain Time, on December 8, 2026 in order for such proposal to be considered timely. In addition, the Company’s bylaws require the qualifying stockholder or group of stockholders to update and supplement such information as of specified dates.

Counting of Votes
All matters specified in this Proxy Statement will be voted on at the Annual Meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock out-standing, the shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.
A stockholder's broker or nominee is permitted to vote on Proposal 2, which is considered to be a routine matter, without stockholder instructions. As a result, the inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of deter-mining the presence of a quorum. However, abstentions and broker non-votes, as applicable, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of "votes cast" (Proposals 1 and 3).
Miscellaneous
The Company will bear the cost of printing, mailing and other expenses in connection with the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The Company has retained Alliance Advisors and Okapi Partners to aid in the solicita-tion. For their services, the Company expects to pay fees of $45,300 and reimburse them for certain out-of-pocket disbursements and expenses. The Company also expects to reimburse, through Alliance Advisors or Okapi Partners, certain other persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if requested, printed proxy materials to their principals. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.
Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

HEALTHCARE REALTY TRUST INCORPORATED

Andrew E. Loope
Executive Vice President, General Counsel, and Secretary
April 7, 2026

HEALTHCARE REALTY TRUST INCORPORATED

Common Stock Proxy
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 19, 2026:

The Proxy Statement and the Company’s Annual Report to Stockholders for the year ended
December 31, 2025 are available at www.viewproxy.com/HealthcareRealty/2026.

The undersigned hereby appoints Andrew E. Loope and Tonya W. Scharf, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of stockholders of Healthcare Realty Trust Incorporated, to be held at the Company's corporate offices, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, on Tuesday, May 19, 2026, at 10:00 a.m. (local time), and at any postponement or adjournment thereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (1) FOR the election of the six nominees listed below to serve as directors until the Company's 2027 annual meeting of stockholders or until their successors are duly elected and qualified; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2026 fiscal year; (3) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis; and (4) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange, if a stockholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (1) and (3) in each case resulting in a broker non-vote.

1. Election of Directors:
	FOR	AGAINST	ABSTAIN
01 - Thomas N. Bohjalian	☐	☐	☐
02 - David B. Henry	☐	☐	☐
03 - Constance B. Moore	☐	☐	☐
04 - Glenn Rufrano	☐	☐	☐
05 - Peter A. Scott	☐	☐	☐
06 - Donald C. Wood	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2026 fiscal year.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve, on a non-binding advisory basis, the following resolution:
RESOLVED, that the stockholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders.
	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Date:
Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.